Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

AVANIR PHARMACEUTICALS, INC.

at

$17.00 NET PER SHARE

by

BIGARADE CORPORATION

a wholly owned indirect subsidiary of

OTSUKA PHARMACEUTICAL CO., LTD.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF JANUARY 12, 2015, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

Bigarade Corporation, a Delaware corporation (“Purchaser”) and a wholly owned indirect subsidiary of Otsuka Pharmaceutical Co., Ltd., a joint-stock company organized under the laws of Japan (“Parent”), is offering to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Avanir Pharmaceuticals, Inc., a Delaware corporation (“Avanir”), at a purchase price of $17.00 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”) (which offer, upon such terms and subject to such conditions, as it and they may be amended or supplemented from time to time, constitutes the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 1, 2014 (as it may be amended from time to time, the “Merger Agreement”), among Parent, Purchaser and Avanir. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to certain conditions, Purchaser will be merged with and into Avanir (the “Merger”), with Avanir continuing as the surviving corporation, indirectly wholly owned by Parent. In the Merger, each Share outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than Shares held (1) by Parent, Purchaser or Avanir or any other direct or indirect wholly owned subsidiary of Parent or Avanir, which Shares will be canceled and extinguished, or (2) by stockholders who validly exercise appraisal rights under Delaware law with respect to such Shares) will be canceled and converted into the right to receive $17.00 or any greater per Share price paid in the Offer, without interest thereon and less any applicable withholding taxes. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any extension of the Offer or any delay in making payment for the Shares.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, the absence of a termination of the Merger Agreement in accordance with its terms and the satisfaction of the Minimum Condition and the Antitrust Condition (each as described below). The “Minimum Condition” requires that the number of Shares that have been validly tendered and not validly withdrawn prior to the expiration of the Offer represent at least a majority of the Shares then outstanding, excluding Shares tendered in the Offer pursuant to guaranteed delivery procedures. The “Antitrust Condition” requires that any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated. The Offer also is subject to other conditions as described in this Offer to Purchase. See Section 15 —“Certain Conditions of the Offer.”

The board of directors of Avanir has unanimously (i) determined that it is in the best interests of Avanir and its stockholders, and declared it advisable, to enter into the Merger Agreement, (ii) approved the execution and delivery by Avanir of the Merger Agreement, the performance by Avanir of its covenants and agreements contained in the Merger Agreement and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained in the Merger Agreement, and (iii) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the holders of Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required by the applicable provisions of Delaware law, adopt the Merger Agreement. The board of directors of Avanir unanimously recommends that Avanir’s stockholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required by the applicable provisions of Delaware law, adopt the Merger Agreement.

A summary of the principal terms of the Offer appears on pages S-i through S-vii. You should read this entire document carefully before deciding whether to tender your Shares in the Offer.

December 12, 2014

IMPORTANT

If you wish to tender all or a portion of your Shares to Purchaser in the Offer, you should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) that accompanies this Offer to Purchase in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined herein) together (except in the case of Shares held in a book-entry/direct registration account maintained by Avanir’s transfer agent) with certificates representing the Shares tendered or follow the procedure for book-entry transfer described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” or (ii) request your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares. If you wish to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the Expiration Date or you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender your Shares by following the guaranteed delivery procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Questions and requests for assistance should be directed to the Information Agent (as defined herein) at its address and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and other materials related to the Offer may also be obtained for free from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and any other material related to the Offer may be obtained at the website maintained by the Securities and Exchange Commission (the “SEC”) at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the Letter of Transmittal contain important information and you should read both carefully and in their entirety before making a decision with respect to the Offer.

The Offer has not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is unlawful.

The Information Agent for the Offer is:

501 Madison Avenue, 20th floor

New York, New York 10022

Stockholders may call toll free: (877) 825-8772

Banks and Brokers may call collect: (212) 750-5833

SUMMARY TERM SHEET

The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase or the Letter of Transmittal. You are urged to read carefully this Offer to Purchase and the Letter of Transmittal in their entirety. Parent and Purchaser have included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Avanir contained herein and elsewhere in this Offer to Purchase has been provided to Parent and Purchaser by Avanir or has been taken from or is based upon publicly available documents or records of Avanir on file with the SEC or other public sources at the time of the Offer. Parent and Purchaser have not independently verified the accuracy and completeness of such information. Parent and Purchaser have no knowledge that would indicate that any statements contained herein relating to Avanir provided to Parent and Purchaser or taken from or based upon such documents and records filed with the SEC are untrue or incomplete in any material respect.

Securities Sought	All issued and outstanding shares of common stock, par value $0.0001 per share, of Avanir Pharmaceuticals, Inc., a Delaware corporation

Price Offered Per Share	$17.00 in cash, without interest thereon and less any applicable withholding taxes

Scheduled Expiration of Offer	12:00 midnight, New York City time, at the end of January 12, 2015, unless the Offer is extended. See Section 1 — “Terms of the Offer.”

Purchaser	Bigarade Corporation, a Delaware corporation and a wholly owned indirect subsidiary of Otsuka Pharmaceutical Co., Ltd., a joint stock company organized under the laws of Japan

Who is offering to buy my securities?

Bigarade Corporation, a Delaware corporation (“Purchaser”), which was formed for the purpose of making the Offer, is offering to buy your Shares. Purchaser is a wholly owned indirect subsidiary of Otsuka Pharmaceutical Co., Ltd., a joint stock company organized under the laws of Japan, or “Parent.” Parent is also a party to the Merger Agreement (as defined below). See the “Introduction” to this Offer to Purchase and Section 8 — “Certain Information Concerning Parent and Purchaser.”

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 1, 2014, among Parent, Purchaser and Avanir Pharmaceuticals, Inc. (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent merger of Purchaser with and into Avanir (the “Merger”). See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement” and Section 15 — “Certain Conditions of the Offer.”

Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Purchaser and, where appropriate, Parent. We use the term “Parent” to refer to Otsuka Pharmaceutical Co., Ltd. alone, the term “Purchaser” to refer to Bigarade Corporation alone and the term “Avanir” refers to Avanir Pharmaceuticals, Inc.

What are the classes and amounts of securities sought in the Offer?

We are offering to purchase all of the outstanding shares of common stock, par value $0.0001 per share, of Avanir upon the terms and subject to the conditions set forth in this Offer to Purchase and in the Letter of Transmittal. Unless the context otherwise requires, in this Offer to Purchase we use the term “Offer” to refer to this offer, as it may be amended or supplemented from time to time, and we use the term “Shares” to refer to shares of Avanir common stock that are the subject of the Offer.

S-i

See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $17.00 per Share, in cash, without interest and less any applicable withholding taxes. We refer to this amount as the “Offer Price.” If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you hold your Shares through a broker, banker or other nominee, and your broker tenders your Shares on your behalf, your broker, banker or other nominee may charge you a fee for doing so. You should consult your broker, banker or other nominee to determine whether any charges will apply.

See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to make payment?

Yes, we have sufficient resources available to us. We estimate that we will need approximately $3.54 billion to purchase all of the Shares pursuant to the Offer, to consummate the Merger (which includes making payment in respect of Shares issuable upon exercise of any outstanding options and Shares issuable upon settlement of any outstanding RSUs) and to pay related transaction fees and expenses. Although Parent is able to fund such cash requirements with cash on hand and currently available credit facilities, in order to provide greater financial flexibility, Parent, through its subsidiary Direct Parent, anticipates entering into certain financing arrangements in connection with the Offer and Merger, pursuant to a debt commitment letter dated December 9, 2014, (the “Debt Financing”). Funding of the credit facility contemplated by the Debt Financing is subject to the satisfaction of various customary conditions for credit facilities of this type.

See Section 9 — “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender my Shares in the Offer?

No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	the Offer is not subject to any financing condition; and

•	if we consummate the Offer, we expect to acquire all remaining Shares for the same cash price in the Merger.

See Section 9 — “Source and Amount of Funds.”

How long do I have to decide whether to tender my Shares in the Offer?

You will have until 12:00 midnight, New York City time, at the end of January 12, 2015, to tender your Shares in the Offer, unless we extend the Offer, in which event you will have until the date and time to which the Offer has been so extended. In this Offer to Purchase, we refer to the date and time of expiration of the Offer, as it may be extended, as the “Expiration Date.” If you cannot deliver everything that is required in order to make a valid tender by the Expiration Date, you may be able to use a guaranteed delivery procedure, which is described in this Offer to Purchase. In addition, if we are permitted to, and elect to, provide a subsequent offering period for the Offer as described below, you will have an additional opportunity to tender your Shares. We do not currently intend to provide a subsequent offering period.

See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

S-ii

Can the Offer be extended and under what circumstances?

Yes. Pursuant to the Merger Agreement, we are required to extend the Offer beyond the initial Expiration Date:

•	for any period required by any law, order, or any rule, regulation, interpretation or position of the SEC or its staff or the NASDAQ Global Select Market, in any such case which is applicable to the Offer;

•	in the event that the Antitrust Condition or any of the other conditions to the Offer, other than the Minimum Condition, are not satisfied or waived as of any scheduled Expiration Date, for successive extension periods of ten business days each (or any longer period as may be approved in advance by Avanir); and

•	if on any scheduled Expiration Date, the Minimum Condition is not satisfied but all other conditions to the Offer are satisfied or have been waived, for a ten business day period (or any longer period as may be approved in advance by Avanir) on one occasion; provided that we may extend the Offer for additional periods (of ten business days or longer periods as may be agreed by the parties) in our sole and absolute discretion.

The foregoing will not be deemed to impair, limit or otherwise restrict in any manner the right of the parties to terminate the Merger Agreement pursuant to its terms, including a party’s right to terminate the Merger Agreement if the Offer shall have expired or been terminated without Purchaser having accepted for payment any Shares tendered pursuant to the Offer on or before September 2, 2015.

Under limited circumstances, we are permitted to (but not obligated to) provide for a subsequent offering period in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of at least three business days and not more than 20 business days. We are not permitted to provide for a subsequent offering period if the Merger can be effected pursuant to Section 251(h) of the Delaware General Corporation Law, as amended (“DGCL”). A subsequent offering period is different from an extension of the Offer. During a subsequent offering period, you would not be able to withdraw any of the Shares that you had already tendered; you also would not be able to withdraw any of the Shares that you tender during the subsequent offering period.

See Section 1 — “Terms of the Offer” of this Offer to Purchase for more details on our obligation and ability to extend the Offer.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform American Stock Transfer & Trust Company, LLC, which is the depositary for the Offer (the “Depositary”), of any extension and will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire.

If we are permitted, and elect, to provide or extend any subsequent offering period, a public announcement of such determination will be made no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire (if we are permitted, and elect, to provide a subsequent offering period) or the date of the previously-scheduled termination of the prior subsequent offering period (if we are permitted, and elect, to extend the subsequent offering period).

See Section 1 — “Terms of the Offer.”

What are the most significant conditions to the Offer?

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, the absence of a termination of the Merger Agreement in accordance with its terms and the satisfaction of the

S-iii

Minimum Condition and the Antitrust Condition. The Minimum Condition requires that the number of Shares that have been validly tendered and not validly withdrawn prior to the expiration of the Offer represent at least a majority of the Shares then outstanding, excluding Shares tendered in the Offer pursuant to guaranteed delivery procedures. The Antitrust Condition requires that any applicable waiting period (and extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated. The Offer also is subject to other conditions as described in this Offer to Purchase. See Section 15 — “Certain Conditions of the Offer.”

We expressly reserve the right to waive any of the conditions to the Offer and to make other changes in the terms and conditions of the Offer, at any time and from time to time prior to the Expiration Date, but we cannot, without Avanir’s prior written consent (1) waive the Minimum Condition, the Antitrust Condition, or the condition that there are no legal prohibitions to the consummation of the Offer or the Merger, (2) change the form of consideration payable in the Offer, (3) decrease the Offer Price, (4) decrease the number of Shares sought in the Offer, (5) extend the Expiration Date of the Offer in any manner other than as permitted by the Merger Agreement, (6) impose conditions to the Offer that are in addition to the Minimum Condition, the Antitrust Condition and the other conditions that are described in Section 15 — “Certain Conditions of the Offer,” or (7) amend any of the terms and conditions of the Offer in any manner adverse to the holders of Shares.

See Section 1 — “Terms of the Offer” and Section 15 — “Certain Conditions of the Offer.”

Have any Avanir stockholders agreed with Parent or Purchaser to tender their Shares?

No. We have not entered into any agreements with Avanir stockholders under which those stockholders have agreed to tender Shares in the Offer.

How do I tender my Shares?

If you hold your Shares directly as the registered owner, you can tender your Shares in the Offer (1) in the case of Shares represented by certificates, by delivering to the Depositary a completed and signed Letter of Transmittal, the certificates representing your Shares and any other documents required by the Letter of Transmittal, (2) in the case of Shares held in a book-entry/direct registration account maintained by Avanir’s transfer agent (and not through a financial institution that holds the Shares in book-entry form as a participant in the system of The Depositary Trust Company), by delivering to the Depositary a completed and signed Letter of Transmittal or (3) if you are a participant in the system of The Depositary Trust Company, by following the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase, in each case not later than the date and time the Offer (or subsequent offering period, if any) expires. The Letter of Transmittal is enclosed with this Offer to Purchase.

If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

If you are unable to deliver everything that is required to tender your Shares to the Depositary by the expiration of the Offer, you may obtain a limited amount of additional time by having a broker, a bank or another fiduciary that is an eligible institution guarantee, not later than the date and time the Offer expires, that the missing items will be received by the Depositary using the enclosed Notice of Guaranteed Delivery. To validly tender Shares in this manner, however, the Depositary must receive the missing items within three NASDAQ Global Select Market trading days after the date of execution of the Notice of Guaranteed Delivery by the eligible institution. These procedures for guaranteed delivery may not be used during any subsequent offering period.

See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

S-iv

Until what time may I withdraw previously tendered Shares?

You may withdraw your previously tendered Shares at any time until the Offer has expired. Pursuant to Section 14(d)(5) of the Exchange Act, however, Shares may be withdrawn at any time after February 10, 2015, which is 60 days from the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer. This right to withdraw will not, however, apply to Shares tendered in any subsequent offering period, if one is provided.

See Section 4 — “Withdrawal Rights.”

How do I withdraw previously tendered Shares?

To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, banker or other nominee, you must instruct the broker, banker or other nominee to arrange for the withdrawal of your Shares.

See Section 4 — “Withdrawal Rights.”

What does the Avanir board of directors think of the Offer?

The board of directors of Avanir has unanimously (i) determined that it is in the best interests of Avanir and its stockholders, and declared it advisable, to enter into the Merger Agreement, (ii) approved the execution and delivery by Avanir of the Merger Agreement, the performance by Avanir of its covenants and agreements contained in the Merger Agreement and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained in the Merger Agreement, and (iii) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the holders of Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required by the applicable provisions of Delaware law, adopt the Merger Agreement.

A more complete description of the reasons of the Avanir board of directors’ approval of the Offer and the Merger is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 of Avanir, which will be filed with the SEC and mailed to all stockholders of Avanir.

If the Offer is completed, will Avanir continue as a public company?

No. As soon as practicable following the purchase of Shares in the Offer, we will complete the Merger pursuant to applicable provisions of Delaware law, after which the surviving corporation will be a wholly owned subsidiary of Parent and the Shares will no longer be publicly traded.

See Section 11 — “The Merger Agreement; Other Agreements,” Section 12 — “Purpose of the Offer; Plans for Avanir,” See Section 13 — “Certain Effects of the Offer” and Section 17 — “Appraisal Rights.”

If I decide not to tender, how will the Offer affect my Shares?

If you decide not to tender your Shares pursuant to the Offer and the Merger occurs as described above, you will receive in the Merger the right to receive the same amount of cash per Share as if you had tendered your Shares pursuant to the Offer.

Subject to certain conditions, if we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the proposed Merger to occur.

Because the Merger will be governed by Section 251(h) of the DGCL, assuming the requirements of Section 251(h) of the DGCL are met, no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of Avanir will be required in connection with the Merger. We do not expect there to be significant time between the consummation of the Offer and the consummation of the Merger.

S-v

See Section 11 — “The Merger Agreement; Other Agreements” and Section 13 — “Certain Effects of the Offer.”

What is the market value of my Shares as of a recent date?

On December 1, 2014, the last trading day prior to the public announcement of the Merger Agreement, the last reported closing price per Share on the NASDAQ Global Select Market during normal trading hours was $15.00 per Share. Therefore, the Offer Price of $17.00 per Share represents a premium of approximately 13% over the closing price of the Shares before announcement of the Merger Agreement. On December 11, 2014, the last full trading day before we commenced the Offer, the last reported closing price per Share reported on the NASDAQ Global Select Market was $16.97 per Share.

See Section 6 — “Price Range of Shares; Dividends.”

Will I have appraisal rights in connection with the Offer?

No appraisal rights are available in connection with the Offer. However, if we accept the Shares in the Offer and the Merger is consummated, Avanir stockholders whose Shares have not been tendered in the Offer will have appraisal rights in connection with the Merger, subject to and in accordance with the DGCL. Stockholders must properly perfect their right to seek appraisal under the DGCL in order to exercise appraisal rights. These provisions, among other things, will require delivery of notice demanding appraisal prior to the consummation of the Offer.

The foregoing summary of the rights of Avanir stockholders under the DGCL is qualified in its entirety by the full text of Section 262 of the DGCL, which is filed as Annex II to Avanir’s Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to you at the same time as or shortly after this Offer to Purchase, and which is incorporated herein by reference.

See Section 17 — “Appraisal Rights.”

What will happen to my stock options in the Offer?

The Offer is made only for Shares and is not made for any stock options to purchase Shares, including options that were granted under any Avanir equity compensation plan (“Options”). The vesting of each Option that is outstanding and unexercised immediately prior to the Effective Time will be accelerated in full, and each Option having an exercise price per Share that is less than the Offer Price will be canceled at the Effective Time without any action on the part of the holder of any Option and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, equal to the excess of the Offer Price over the per Share exercise price of the Option for each Share that would be issuable upon exercise of such Option. Options with a per Share exercise price that is equal to or greater than the Offer Price and that are outstanding and unexercised immediately prior to the Effective Time will be, at the Effective Time, canceled without consideration.

See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement — Treatment of Options.”

What will happen to my RSUs in the Offer?

The Offer is made only for Shares and is not made for any restricted stock units, including restricted stock units (whether time- or performance-vesting) that were granted under any Avanir equity compensation plan (“RSUs”). The vesting of each RSU that is outstanding immediately prior to the Effective Time will be accelerated in full, and each RSU will be canceled at the Effective Time without any action on the part of the holder of the RSU and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, equal to the Offer Price. See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement — Treatment of RSUs.”

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What are the United States federal income tax consequences of tendering Shares?

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder that is a “U.S. holder” (as defined in Section 5—“Certain United States Federal Income Tax Consequences to U.S. Holders of Shares”) who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger.

See Section 5 — “Certain United States Federal Income Tax Consequences to U.S. Holders of Shares” for a more detailed discussion of the tax treatment of the Offer and the Merger.

Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any United States federal estate or gift tax rules, or any state, local or non-United States income and other tax laws) of the Offer and the Merger.

Whom should I call if I have questions about the Offer?

You may call Innisfree M&A Incorporated at (877) 825-8772 (toll free). Banks and brokers may call collect at (212) 750-5833. Innisfree M&A Incorporated is acting as the information agent (the “Information Agent”) for the Offer. See the back cover of this Offer to Purchase for additional contact information.

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To the Holders of

Shares of Common Stock of Avanir Pharmaceuticals, Inc.:

INTRODUCTION

Bigarade Corporation, a Delaware corporation (“Purchaser”) and a wholly owned indirect subsidiary of Otsuka Pharmaceutical Co., Ltd., a joint stock company organized under the laws of Japan (“Parent”), is offering to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Avanir Pharmaceuticals, Inc., a Delaware corporation (“Avanir”), at a purchase price of $17.00 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”) (which offer, upon such terms and subject to such conditions, as it and they may be amended or supplemented from time to time, constitutes the “Offer”).

We are making the Offer pursuant to an Agreement and Plan of Merger, dated as of December 1, 2014 (as it may be amended from time to time, the “Merger Agreement”), by and among Parent, Purchaser and Avanir. The Merger Agreement provides, among other things, for the making of the Offer and also provides that following the consummation of the Offer and subject to certain conditions, Purchaser will be merged with and into Avanir (the “Merger”) with Avanir continuing as the surviving corporation, indirectly wholly owned by Parent. Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each Share outstanding immediately prior to the Effective Time (other than Shares held (1) by Parent, Purchaser, Avanir or any other direct or indirect wholly owned subsidiary of Parent or Avanir, which Shares will be canceled and extinguished, or (2) by stockholders who validly exercise their appraisal rights in connection with the Merger as described in Section 17 — “Appraisal Rights”) will be canceled and converted into the right to receive $17.00 or any greater per Share price paid in the Offer, without interest thereon and less any applicable withholding taxes. The Merger Agreement is more fully described in Section 11 — “The Merger Agreement; Other Agreements,” which also contains a discussion of the treatment of Avanir stock options and RSUs.

Tendering stockholders who are record owners of their Shares and who tender directly to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.

The board of directors of Avanir has unanimously (i) determined that it is in the best interests of Avanir and its stockholders, and declared it advisable, to enter into the Merger Agreement, (ii) approved the execution and delivery by Avanir of the Merger Agreement, the performance by Avanir of its covenants and agreements contained in the Merger Agreement and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained in the Merger Agreement, and (iii) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the holders of Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required by the applicable provisions of Delaware law, adopt the Merger Agreement.

A more complete description of the Avanir board of director’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, will be set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 of Avanir (together with any exhibits and annexes attached thereto, the “Schedule 14D-9”), that will be furnished to stockholders in connection with the Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information to be set forth under the sub-heading “Background and Reasons for the Company Board’s Recommendation.”

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, the absence of a termination of the Merger Agreement in accordance with its terms and the satisfaction of the Minimum Condition and the Antitrust Condition (each as described below). The “Minimum Condition” requires that the number of Shares that have been validly tendered and not validly withdrawn prior to expiration of the Offer represent at least a majority of the Shares outstanding, excluding Shares tendered in the Offer pursuant to guaranteed delivery procedures. The “Antitrust Condition” requires that any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) has expired or been terminated. The Offer also is subject to other conditions as described in this Offer to Purchase. See Section 15 — “Certain Conditions of the Offer.”

Section 251(h) of the General Corporation Law of the State of Delaware (“DGCL”), as amended, provides that, subject to certain statutory provisions, if following consummation of a successful tender offer for a public corporation, the acquiror holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiror can effect a merger without any action of the other stockholders of the target corporation. Therefore, Avanir, Parent and the Purchaser have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer, without a meeting of the stockholders of Avanir to adopt the Merger Agreement, in accordance with Section 251(h) of the DGCL. See Section 12 — “Purpose of the Offer, Plans for Avanir.”

Stockholders who have not tendered their Shares in the Offer and continue to own their Shares at the time of the Merger and fulfill certain other requirements of the DGCL will have the right to seek appraisal under the DGCL in connection with the Merger. See Section 17 — “Appraisal Rights.”

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and promptly after the Expiration Date pay for all Shares validly tendered prior to the Expiration Date and not validly withdrawn as permitted under Section 4 — “Withdrawal Rights.” The term “Expiration Date” means 12:00 midnight, New York City time, at the end of January 12, 2015, unless we, in accordance with the Merger Agreement, extend the period during which the Offer is open, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended, expires.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, the absence of a termination of the Merger Agreement in accordance with its terms and the satisfaction or waiver (to the extent permitted under the Merger Agreement) of the Minimum Condition, the Antitrust Condition and the other conditions described in Section 15 — “Certain Conditions of the Offer.”

Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, we expressly reserve the right, in our sole discretion, at any time or from time to time, (1) to terminate the Offer if any of the conditions set forth in Section 15—“Certain Conditions of the Offer” have not been satisfied, (2) to waive any condition to the Offer or (3) otherwise amend the Offer in any respect, in each case by giving oral or written notice of such extension, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

The rights reserved by us as described in the preceding paragraph are in addition to the rights described in Section 15—“Certain Conditions of the Offer.” Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

Under the Merger Agreement, we expressly reserve the right to waive any of the conditions to the Offer and to make other changes in the terms and conditions of the Offer, at any time and from time to time prior to the Expiration Date, but we cannot, without Avanir’s prior written consent (1) waive the Minimum Condition, the Antitrust Condition, or the condition that there are no legal prohibitions to the consummation of the Offer or the Merger, (2) change the form of consideration payable in the Offer, (3) decrease the Offer Price, (4) decrease the number of Shares sought in the Offer, (5) extend the Expiration Date of the Offer in any manner other than as permitted by the Merger Agreement, (6) impose conditions to the Offer that are in addition to the Minimum Condition, the Antitrust Condition and the other conditions that are described in Section 15 — “Certain Conditions of the Offer,” or (7) amend any of the terms and conditions of the Offer in any manner adverse to the holders of Shares.

Under the Merger Agreement, we must extend the Offer: (1) to the extent required by any rule, regulation, interpretation or position of the SEC or the SEC staff or the NASDAQ Global Select Market, in any such case which is applicable to the Offer; (2) in the event that the Antitrust Condition or any of the other conditions to the Offer, other than the Minimum Condition, are not satisfied or waived as of any scheduled Expiration Date, for successive extension periods of ten business days each or (3) in the event that on any scheduled Expiration Date, the Minimum Condition is not satisfied but all other conditions to the Offer are satisfied or have been waived, for a ten business day period (or any longer period as may be approved in advance by Avanir) on one occasion (although we are permitted to extend the Offer further, in that situation, on subsequent occasions in our sole and absolute discretion); provided that the foregoing will not be deemed to impair, limit or otherwise restrict in any manner the right of the parties to terminate the Merger Agreement pursuant to its terms, including a party’s right to terminate the Merger Agreement if the Offer shall have expired or been terminated without Purchaser having accepted for payment any Shares tendered pursuant to the Offer on or before September 2, 2015.

If we extend the Offer, are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment for Shares) for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

If, in accordance with the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer should remain open for a minimum of 5 business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum 10 business day period generally is required to allow for adequate dissemination to stockholders and investor response.

If, on or prior to the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

Under certain circumstances specified in the Merger Agreement, we may terminate the Merger Agreement and the Offer. If the Merger Agreement is terminated pursuant to its terms, we will promptly (and in any event within 24 hours), irrevocably and unconditionally terminate the Offer. If we terminate the Offer, or the Merger Agreement is terminated prior to our acquisition of Shares in the Offer, the Depositary will promptly return, in accordance with applicable law, all Shares that have been tendered in the Offer to the registered holders of such Shares.

Pursuant to the terms of the Merger Agreement, under limited circumstances, we are permitted (but not obligated) to provide for a subsequent offering period in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of at least three business days and not more than 20 business days. We are not permitted to provide for a subsequent offering period if the Merger can be effected pursuant to Section 251(h) of the DGCL. A subsequent offering period is different from an extension of the Offer. During a subsequent offering period, you would not be able to withdraw any of the Shares that you had already tendered; you also would not be able to withdraw any of the Shares that you tender during the subsequent offering period.

We do not currently intend to provide a subsequent offering period for the Offer, although we reserve the right to do so if permitted. If we are permitted, and elect, to, provide or extend any subsequent offering period, a public announcement of such determination will be made no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire (if we are permitted, and elect, to provide a subsequent offering period) or the date of the previously-scheduled termination of the prior subsequent offering period (if we are permitted, and elect, to extend the subsequent offering period).

Following the purchase of Shares tendered, we expect to consummate the Merger in accordance with Section 251(h) of the DGCL and no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of Avanir will be required in connection with the Merger. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

Avanir has provided us with Avanir’s stockholder list and security position listings for the purpose of disseminating this Offer to Purchase, the Letter of Transmittal and other tender offer materials to holders of Shares. Copies of the Offer to Purchase and the Letter of Transmittal, in each case as of December 12, 2014, will be mailed to record holders of Shares whose names appear on Avanir’s stockholder list, and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2.	Acceptance for Payment and Payment for Shares.

Subject to the satisfaction or waiver of all the conditions to the Offer set forth in Section 15 — “Certain Conditions of the Offer,” we will accept for payment and promptly after the Expiration Date pay for Shares validly tendered and not validly withdrawn pursuant to the Offer on or prior to the Expiration Date. If we commence a subsequent offering period in connection with the Offer, we will immediately accept for payment and promptly pay for all additional Shares tendered during such subsequent offering period, subject to and in compliance with the requirements of Rule 14d-11(e) under the Exchange Act. Subject to compliance with Rule 14e-1(c) under the Exchange Act and the terms of the Merger Agreement, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. See Section 16 — “Certain Legal Matters; Regulatory Approvals.”

In all cases (including during any subsequent offering period), we will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (1) except in the case of Shares held in a book-entry/direct registration account maintained by Avanir’s transfer agent (a “DRS Account”) (and not through a financial institution that is a participant in the system of DTC), the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” (2) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

The term “Agent’s Message” means a message, transmitted by DTC to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

For purposes of the Offer (including during any subsequent offering period), we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as paying agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the

Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the purchase price for Shares by reason of any extension of the Offer or any delay in making such payment.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or (1) in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC, and (2) in the case of Shares tendered from a DRS Account, such Shares will be credited to the applicable DRS Account), promptly following the expiration or termination of the Offer.

3.	Procedures for Accepting the Offer and Tendering Shares.

Valid Tenders. In order for a stockholder to validly tender Shares pursuant to the Offer, either (1) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and, except in the case of Shares held in a DRS Account (and not through a financial institution that is a participant in the system of DTC), either (A) the Share Certificates evidencing such Shares must be received by the Depositary at such address or (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date or the expiration of the subsequent offering period, if any or (2) the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery.”

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and risk of the tendering stockholder, and the delivery of all such documents will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the expiration of the subsequent offering period, if any, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to DTC does not constitute delivery to the Depositary.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (1) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled “Special Payment

Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (2) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing in the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name of a person other than the registered holder, then the Share Certificate must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name of the registered holder appears on the Share Certificate, with the signature on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer or the tender of Shares from a DRS Account on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received on or prior to the Expiration Date by the Depositary as provided below; and

•	the Depositary receives, within three the NASDAQ Global Select Market trading days after the date of execution of such Notice of Guaranteed Delivery either (1) in the case of Shares other than those held in a DRS Account, the Share Certificates (or a Book-Entry Confirmation) evidencing all such tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal or (2) in the case of Shares held in a DRS Account, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal.

The Notice of Guaranteed Delivery may be delivered by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. The procedures for guaranteed delivery above may not be used during any subsequent offering period.

Notwithstanding any other provision of the Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (1) except with respect to Shares in a DRS Account, certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures described in this Section 3, (2) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

Binding Agreement. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms of or the conditions to any such extension or amendment).

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties, subject to the tendering stockholder’s right to bring any dispute with respect thereto before a court of competent jurisdiction. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding, subject to the tendering stockholder’s right to bring any dispute with respect thereto before a court of competent jurisdiction.

Appointment as Proxy. By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual or special meeting of Avanir’s stockholders or any adjournment or postponement thereof, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of Avanir’s stockholders.

Information Reporting and Backup Withholding. Payments made to stockholders of Avanir in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, stockholders that are U.S. persons should complete and return the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a U.S. person, the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Certain stockholders (including corporations) generally are not subject to backup withholding, but such stockholders should complete the IRS Form W-9 to avoid erroneous backup withholding. Non-U.S. stockholders should submit an appropriate and properly completed IRS Form W-8, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. Such stockholders should consult a tax advisor to determine which IRS Form W-8 is appropriate. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a stockholder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service (“IRS”).

Stockholders are urged to consult their tax advisors to determine the particular tax information reporting and backup withholding consequences to them (including the application and effect of any United States federal estate or gift tax rules, or any state, local or non-United States income and other tax laws) of the Offer and the Merger.

4.	Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable.

Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after February 10, 2015, which is 60 days from the date of the commencement of the Offer.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares to be withdrawn were tendered from a DRS Account, the applicable notice of withdrawal must also specify the name and number of the DRS Account to be credited with such withdrawn Shares, and if Shares to be withdrawn have been tendered pursuant to the procedure for book-entry transfer as described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” the applicable notice of withdrawal must also specify the name and number of the account at DTC to be credited with such withdrawn Shares.

Withdrawals of Shares may not be rescinded. Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time on or prior to the Expiration Date or during the subsequent offering period, if any (except that Shares may not be re-tendered using the procedures for guaranteed delivery during any subsequent offering period).

No withdrawal rights will apply to Shares tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. See Section 1 — “Terms of the Offer.”

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and our determination will be final and binding, subject to the tendering stockholder’s right to bring any dispute with respect thereto before a court of competent jurisdiction. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Certain United States Federal Income Tax Consequences to U.S. Holders of Shares.

The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to a U.S. Holder (as defined below) of Avanir’s common stock whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The summary is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of Avanir. The summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof in effect as of the date of this Offer, all of which are subject to change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS or any opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

The summary applies only to U.S. Holders in whose hands Shares are capital assets within the meaning of Section 1221 of the Code. This summary does not address foreign, state or local tax consequences of the Offer or the Merger, nor does it purport to address the U.S. federal income tax consequences of the transactions to holders of equity awards under Avanir’s equity compensation plans, or to special classes of taxpayers (e.g., foreign taxpayers, small business investment companies, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, cooperatives, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, stockholders that are, or hold Shares through, partnerships or other pass-through entities for U.S. federal income tax purposes, United States persons whose functional currency is not the United States dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, stockholders holding Shares that are part of a straddle, hedging, constructive sale or conversion transaction, stockholders who received Shares in compensatory transactions, pursuant to the exercise of employee stock options, stock purchase rights or stock appreciation rights, as restricted stock or otherwise as compensation, and stockholders that beneficially own (actually or constructively), more than 5% of the total fair market value of the Shares). In addition, this summary does not address U.S. federal taxes other than income taxes.

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for United States federal income tax purposes, is: (1) an individual citizen or resident of the United States; (2) a corporation, or an entity treated as a corporation for United States federal income tax purposes, created or organized under the laws of the United States, or of any state or the District of Columbia; (3) an estate, the income of which is subject to United States federal income tax regardless of its source; or (4) a trust, if (A) a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of the trust’s substantial decisions or (B) the trust has validly elected to be treated as a United States person for United States federal income tax purposes. This discussion does not address the tax consequences to stockholders who are not U.S. Holders.

If a partnership, or another entity treated as a partnership for United States federal income tax purposes, holds Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the partnership’s activities. Accordingly, partnerships or other entities treated as partnerships for United States federal income tax purposes that hold Shares, and partners or members in those entities, are urged to consult their tax advisors regarding the specific United States federal income tax consequences to them of the Offer and the Merger.

Because your individual circumstances may differ, you are urged to consult your tax advisor with respect to the application of the United States federal income tax laws to your particular situation, as well as any tax consequences of the Offer and the Merger arising under the federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders for United States federal income tax purposes. In general, a U.S. Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received (determined before the deduction of any withholding tax) and (ii) the U.S. Holder’s adjusted tax basis in the

Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss, provided that a U.S. Holder’s holding period for such block of Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Capital gains recognized by an individual upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum United States federal income tax rate of 20%. In addition, certain non-corporate stockholders may be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of the gain recognized in connection with the Offer or the Merger. In the case of a Share that has been held for one year or less, such capital gains generally will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a U.S. Holder’s capital losses.

A U.S. Holder whose Shares are purchased in the Offer or exchanged for cash pursuant to the Merger is subject to information reporting and may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

6.	Price Range of Shares; Dividends.

The Shares currently trade on the NASDAQ Global Select Market (“Nasdaq”) under the symbol “AVNR.” As of December 11, 2014, Avanir advised Parent that there were 193,811,203 Shares issued and outstanding.

The following table sets forth, for the periods indicated, the high and low sale prices per Share, as reported by the NASDAQ Global Select Market based on published financial sources.

	High	Low
Fiscal Year Ended September 30, 2012
First Quarter	$3.05	$1.77
Second Quarter	3.56	2.00
Third Quarter	4.05	2.65
Fourth Quarter	4.05	2.76
Fiscal Year Ended September 30, 2013
First Quarter	$3.57	$2.07
Second Quarter	3.31	2.65
Third Quarter	4.78	2.60
Fourth Quarter	6.00	3.98
Fiscal Year Ended September 30, 2014
First Quarter	$5.07	$2.62
Second Quarter	5.08	3.05
Third Quarter	5.89	3.02
Fourth Quarter	13.09	5.08
Fiscal Year Ended September 30, 2015
First Quarter (Through December 11 2014)	$17.05	$10.61

On December 1, 2014, the last full trading day prior to the public announcement of the Merger Agreement, the last reported closing price per Share on the NASDAQ Global Select Market during normal trading hours was $15.00 per Share. On December 11, 2014, the last full trading day prior to the commencement of the Offer, the last reported closing price per Share on the NASDAQ Global Select Market during normal trading hours was $16.97 per Share. Avanir has never declared or paid a dividend. According to Avanir’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014, Avanir currently intends to retain any earnings in order to fund the development and growth of Avanir’s business and, therefore, it does not anticipate paying any cash dividends in the foreseeable future. Additionally, the Merger Agreement prohibits Avanir from declaring or paying any dividends on any class or series of its capital stock. Stockholders are urged to obtain a current market quotation for the Shares.

7.	Certain Information Concerning Avanir.

Except as specifically set forth herein, the information concerning Avanir contained in this Offer to Purchase has been taken from or is based upon information furnished by Avanir or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to Avanir’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. We have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, we do not assume any responsibility for the accuracy or completeness of the information concerning Avanir, whether furnished by Avanir or contained in such documents and records, or for any failure by Avanir to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to us.

General. Avanir is a Delaware corporation with its principal offices located at 30 Enterprise Suite 400, Aliso Viejo, California 92656. Avanir’s telephone number is (949) 389-6700. The following description of Avanir and its business has been taken from Avanir’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014 and is qualified in its entirety by reference to such Form 10-K.

Avanir is a biopharmaceutical company focused on acquiring, developing and commercializing novel therapeutic products for the treatment of central nervous system disorders. Avanir’s lead product NUEDEXTA ® (referred to as AVP-923 during clinical development) is a first-in-class dual N-methyl-D-aspartate (“NMDA”) receptor antagonist and sigma-1 agonist. NUEDEXTA, 20/10 mg, was approved in the United States in October 2010 for the treatment of pseudobulbar affect (“PBA”). It is also approved for the treatment of PBA in the European Union in two dose strengths, NUEDEXTA 20/10 mg and NUEDEXTA 30/10 mg. Avanir commercially launched NUEDEXTA in the United States in February 2011 and is currently assessing plans regarding the potential commercialization of NUEDEXTA in the European Union. Avanir was incorporated in California in August 1988 and was reincorporated in Delaware in March 2009.

Available Information. Avanir is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Avanir’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and equity awards granted to them), the principal holders of Avanir’s securities, any material interests of such persons in transactions with Avanir, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Avanir’s stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the Commission’s office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the Commission’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the SEC’s Public Reference Room in Washington, DC can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as Avanir, who file electronically with the SEC. The address of that site is http://www.sec.gov. Avanir also maintains an Internet website at http://www.avanir.com. The information contained in, accessible from or connected to Avanir’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Avanir’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

8.	Certain Information Concerning Parent and Purchaser.

Parent is a joint stock company organized under the laws of Japan. Its principal offices are located at 2-9 Kanda, Tsukasa-machi, Chiyoda-ku, Tokyo 101-8535, Japan. The telephone number of Parent’s principal offices is +81-3-6717-1400. Parent is a direct wholly owned subsidiary and primary operational entity of Otsuka

Holdings Co., Ltd., a joint stock company organized under the laws of Japan (“Ultimate Parent”) and has the same principal business as Ultimate Parent. Ultimate Parent is a leading pharmaceutical and nutraceutical products company based in Japan and listed on the Tokyo Stock Exchange. While Parent and Ultimate Parent were established in 1964 and 2008, respectively, the origin of the current Otsuka group dates back to 1921 when Busaburo Otsuka founded Otsuka Pharmaceutical Factory (Otsuka seiyaku kougyou bu), a factory manufacturing chemical compounds in Naruto, Tokushima Prefecture, Japan (known today as Otsuka Pharmaceutical Factory Inc.). Today Ultimate Parent is one of Japan’s leading pharmaceutical companies with 95 consolidated subsidiaries and 17 affiliates (accounted for under the equity method), as of March 31, 2014. Ultimate Parent’s total net sales for the fiscal year ended March 2014 equaled ¥1,452.8 billion (approximately $14.5 billion (¥100=$1)). Ultimate Parent’s principal offices are located at Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8241, Japan. The telephone number of Ultimate Parent’s principal offices is +81-3-6717-1410.

Purchaser is a Delaware corporation formed on November 17, 2014 solely for the purpose of completing the Offer and the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. Purchaser’s principal offices are located at One Embarcadero Center, Suite 2020, San Francisco, CA 94111. Purchaser has minimal assets and liabilities other than the contractual rights and obligations related to the Merger Agreement. Upon the completion of the Merger, Purchaser will cease to exist and Avanir will continue as the surviving corporation. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Purchaser’s telephone number is (415) 986-5300.

Purchaser is a direct wholly owned subsidiary of Otsuka America, Inc., a Delaware corporation (“Direct Parent”), and Direct Parent is an indirect wholly owned subsidiary of Parent. Direct Parent’s principal business is the same as Parent’s. Direct Parent’s principal offices are located at One Embarcadero Center, Suite 2020, San Francisco, CA 94111. The telephone number of Direct Parent’s principal offices is (415) 986-5300.

The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the members, directors or executive officers of Ultimate Parent, Direct Parent, Parent and Purchaser are listed in Schedule I to this Offer to Purchase.

During the last five years, to the best knowledge of Purchaser, Ultimate Parent, Direct Parent and Parent, none of Purchaser, Ultimate Parent, Direct Parent, Parent or any of the persons listed in Schedule I to this Offer to Purchase (1) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

To the best knowledge of Purchaser and Parent, except as described above or in Schedule I hereto (1) none of Purchaser, Ultimate Parent, Direct Parent, Parent or any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (2) none of Purchaser, Ultimate Parent, Direct Parent, Parent or any of the persons referred to in Schedule I hereto nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

Except as provided in the Merger Agreement and related agreements described below at Section 11 — “The Merger Agreement; Other Agreements,” the Confidentiality Agreement or as otherwise described in this Offer to Purchase, to the best knowledge of Purchaser, Ultimate Parent, Direct Parent and Parent , none of Purchaser, Ultimate Parent, Direct Parent, Parent or any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Avanir (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations).

Except as set forth in this Offer to Purchase, to the best knowledge of Purchaser, Ultimate Parent, Direct Parent and Parent, none of the Purchaser, Ultimate Parent, Direct Parent, Parent or any of the persons listed in Schedule I hereto, has had any business relationship or transaction with Avanir or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Ultimate Parent, Parent, Direct Parent or any of their subsidiaries or, to the best knowledge of Purchaser, Ultimate Parent, Direct Parent and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Avanir or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Purchaser with the SEC, are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Purchaser has filed electronically with the SEC.

9.	Source and Amount of Funds.

Completion of the Offer is not conditioned upon obtaining financing. Because the only consideration to be paid in the Offer and the Merger is cash, the Offer is to purchase all then outstanding Shares, and there is no financing condition to the completion of the Offer, we believe the financial condition of Parent and Purchaser is not material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer.

Parent and Purchaser estimate that the total funds required to complete the Offer and the Merger, and to pay related transaction fees and expenses will be approximately $3.54 billion. Although Parent is able to fund such cash requirements with cash on hand and currently available credit facilities, in order to provide greater financial flexibility, Parent anticipates entering into the financing arrangements described below in connection with the Offer and Merger (the “Debt Financing”).

The following summary of certain financing arrangements in connection with the Offer and the Merger does not purport to be complete and is qualified in its entirety by reference to the Debt Commitment Letter described below, a copy of which is filed as Exhibit (b)(1) to the Schedule TO filed with the SEC and incorporated by reference herein. Stockholders are urged to read the Debt Commitment Letter for a more complete description of the provisions summarized below.

Debt Financing

Direct Parent has received a commitment letter, dated as of December 9, 2014 (as amended, supplemented or otherwise modified from time to time, the “Debt Commitment Letter”), from The Bank Of Tokyo-Mitsubishi UFJ, Ltd. (the “Debt Financing Source”) pursuant to which the Debt Financing Source made a loan commitment for the purpose of financing the funds required to complete the Offer and the Merger. Parent’s cash on hand, together with the proceeds of the credit facility contemplated by the Debt Commitment Letter, will be sufficient to fund the Offer, the Merger and costs and expenses related to the foregoing.

Pursuant to the Debt Commitment Letter, the Debt Financing Source has committed to provide or arrange, subject to the terms and conditions of the Debt Commitment Letter, an unsecured term loan facility in the aggregate principal amount of $3.54 billion (the “Facility”). The Facility matures 11 months from the date on which the definitive documentation for the Facility that is consistent in all material respects with the Debt Commitment Letter and the attached term sheet thereto (“Facility Documentation”) are executed and delivered.

The commitment of the Debt Financing Source with respect to the Facility expires (unless extended in the discretion of the Debt Financing Source) upon the earliest of (i) one business day after September 2, 2015, if the Merger shall not have been consummated on or prior to such date, (ii) the closing of the Merger without the use of the Facility and (iii) the termination of the Merger Agreement prior to the closing of the Merger.

Conditions Precedent to the Debt Financing

The availability of the Facility is subject to, among other things:

•	Execution and delivery of the Facility Documentation;

•	The representations of Ultimate Parent and Direct Parent in the Facility Documentation being true and correct in all respects;

•	The absence of any “Company Material Adverse Effect” (as defined in the Merger Agreement);

•	All conditions precedent to the obligations of Parent and Purchaser to consummate the Offer and Merger set forth in the Merger Agreement having been satisfied or waived and the Merger having been consummated pursuant to the Merger Agreement substantially concurrently with the funding of the Facility;

•	No public offer (that has been accepted by Avanir) shall have been made in respect of the Shares (other than in connection with the Offer);

•	No event of default having occurred and being continuing under any of the agreements between the Debt Financing Source and Ultimate Parent, Parent or Purchaser, or under the Facility Documentation; and

•	The Merger Agreement not having been amended or waived in any respect in a manner materially adverse to the Debt Financing Source without its prior written consent or otherwise having been terminated.

Facility

The Facility consists of a $3.54 billion term loan.

Interest Rate. The loan under the Facility is expected to bear interest at a rate equal to the U.S. Dollar Bank of Tokyo-Mitsubishi UFJ LIBOR plus a spread.

Prepayments. Direct Parent will be permitted to make voluntary prepayments with respect to the Facility at any time, without premium or penalty (other than LIBOR breakage costs, if applicable). The amount prepaid shall be no less than $1 million and in units of $1 million.

Guarantors. The Facility may be borrowed by Direct Parent and is guaranteed by Ultimate Parent.

Other Terms. The Facility will contain customary representations and warranties and customary covenants for facilities of this nature. The Facility will also include customary events of default. The Facility will be governed by California law.

The foregoing summary of certain provisions of the Debt Commitment Letter and all other provisions of the Debt Commitment Letter discussed herein do not purport to be complete and are qualified in their entirety by reference the Debt Commitment Letter, a copy of which is filed as Exhibit (b)(1) to the Schedule TO filed with the SEC and incorporated herein by reference.

10.	Background of the Transaction; Past Contacts or Negotiations with Avanir.

As part of its plan to position itself for future growth and develop new, innovative products for its customers, Parent has focused on expanding its portfolio in the neurologic field.

Against this background, Parent has been examining a range of options to enhance its research and development pipeline and broaden its position in the neurologic field.

As part of this ongoing process, Parent entered into a non-disclosure agreement with Avanir on May 13, 2013, and Avanir began sharing non-public information with Parent in connection with a potential licensing and co-promote agreement.

From May 2013 through January 2014, Parent and Avanir held discussions regarding a potential licensing and co-promote agreement. During the course of these discussions, representatives of Parent at various times suggested that Parent may also be interested in acquiring Avanir, but discussions regarding the sale of Avanir did not progress during this time.

On January 30, 2014, Representatives of Parent informed representatives of Avanir that Parent was suspending discussions regarding a potential licensing or co-promote transaction with the Company at that time due to the inability for Parent to reach internal consensus on the proposed collaboration.

In July 2014, Parent informed Avanir that the internal factors at Parent that caused the suspension of discussions in January 2014 had been resolved and Parent proposed to resume discussions regarding a potential licensing or co-promote transaction with Avanir. In July and August 2014, management of Avanir and representatives of Parent exchanged emails and had preliminary diligence calls concerning a potential strategic transaction between the companies. During these discussions Parent indicated that it was interested in exploring a potential acquisition of the Company.

On September 1, 2014, Parent retained Goldman, Sachs & Co. (“Goldman Sachs”) as its financial advisor.

On September 2, 2014, Avanir sent a draft amendment to the non-disclosure agreement to Parent in order to extend the purpose of the non-disclosure agreement to encompass exchange of information for a potential acquisition. The parties subsequently executed the second amendment to the non-disclosure agreement on that date.

On September 18, 2014, Avanir informed Parent, that Centerview Partners LLC (“Centerview”) would be the financial advisor of Avanir with respect to any contemplated transaction.

On September 22, 2014, following Avanir’s announcement of its common stock offering, Goldman Sachs and Centerview had an introductory call on which they discussed Parent’s potential interest in exploring the possibility of acquiring Avanir.

At the end of September, 2014, MTS Health Partners, L.P. was also retained by Parent as a financial advisor.

On October 1, 2014, executives of Parent held a meeting with representatives of Avanir to perform onsite due diligence and receive updated information relating to Nuedexta, and other Avanir products such as AVP-786 and AVP-825.

On October 2, 2014, President and Representative Director of Parent, Taro Iwamoto, Ph.D. and Michael Levy, the executive vice president of Otsuka Pharmaceutical Development and Commercialization Inc. (a wholly onwed subsidiary of Parent), visited Avanir in Los Angeles and informed Keith Katkin, President and CEO of Avanir that Parent maintained its interest in potentially acquiring Avanir. Parent explained that they would send a non-binding letter of interest (“LOI”) after holding board meetings of both Parent and Ultimate Parent.

On October 16, 2014, following board approvals from Parent and Ultimate Parent, Dr. Iwamoto sent a non-binding LOI (indicating an offer price of $15.00 per share in cash) to Mr. Katkin.

On October 17, 2014, a representative of Centerview confirmed Avanir’s receipt of the LOI with a representative of Goldman Sachs, and the representative of Centerview informed the representative of Goldman Sachs that Avanir would respond to the LOI within a few days.

On October 21, 2014, Mr. Katkin contacted Mr. Levy to convey the Avanir board’s response to the LOI. They said that the Avanir board had determined to reject the offer at $15.00 per share, and informed Parent that in Avanir’s opinion the price was not sufficient.

On October 24, 2014, Mr. Katkin explained to Dr. Iwamoto and Mr. Levy that it was Avanir’s view that Parent’s proposal at $15.00 per share was insufficient to receive approval from the board or support from the stockholders of Avanir.

On October 26, 2014, Mr. Katkin informed Mr. Levy that Parent needed to raise the proposed offer price in order to expand the scope of Parent’s due diligence. Mr. Katkin and Mr. Levy agreed on next steps for the process, and that Parent would propose a revised version of the LOI to Avanir in the first half of the week of October 27. Parent also agreed to send a first draft of a definitive acquisition agreement during the week of October 27.

On October 28, 2014, Mr. Levy called Mr. Katkin to inform him that Parent was prepared to raise its proposed offer price to $16.25 per share in cash. Mr. Katkin responded by stating that he believed that the Avanir board continued to look for a higher offer price.

On October 29, 2014, Mr. Katkin called a representative of Parent and conveyed the Avanir board’s desire for a higher offer price.

On October 30, 2014, Mr. Levy sent to Mr. Katkin an amended acquisition proposal offering to acquire Avanir at price of $17.00 per share.

On the same day, executives of Parent and Avanir had a meeting in Los Angeles and Parent commenced onsite due diligence.

On October 31, 2014, Dr. Iwamoto and Mr. Katkin met in Los Angeles. Dr. Iwamoto confirmed Parent’s proposed offer price of $17.00 per share in cash, without exclusive negotiating rights, in order to allow Parent to conduct a broader scope of due diligence. Mr. Katkin informed Dr. Iwamoto that he would take the current offer price back to the Avanir board and recommend to the Avanir board that they continue to explore the proposed acquisition by Parent and, with the board’s authorization, to allow Parent to conduct an expanded scope of due diligence. The board of Avanir subsequently authorized the management team to provide expanded due diligence to Parent. Dr. Iwamoto and Mr. Katkin confirmed that Parent and Avanir would engage in intensive due diligence over the next two weeks with the aim of entering into a definitive purchase agreement on November 17, 2014.

Throughout the month of November, 2014, Parent and its advisors, including Parent’s legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), conducted a due diligence review of the information provided by Avanir, and held meetings and discussions with representatives of Avanir and its advisors with respect to such review.

On November 6, 2014, Skadden sent a first draft of the definitive acquisition agreement to Latham & Watkins LLP (“Latham & Watkins”), Avanir’s legal advisor.

On November 7, 2014, Parent’s board of directors gave its approval to Dr. Iwamoto and his team to continue moving forward with a potential acquisition of Avanir.

For the remainder of November, 2014 representatives of Parent and representatives of Avanir held multiple discussions with respect to timing of the transaction, pending due diligence matters and outstanding issues with respect to the draft definitive acquisition agreement, including terms related to the Avanir board’s fiduciary duties and procedural requirements for responding to competing proposals (and Parent’s rights with respect thereto), and the termination fee provisions.

On November 11, 2014, Skadden received a markup of the draft definitive acquisition agreement from Latham & Watkins, with certain modified provisions related to the Avanir board’s fiduciary duties and procedural requirements for responding to competing proposals (and Parent’s rights with respect thereto).

On November 13, 2014, Dr. Iwamoto expressed to Mr. Katkin that Parent needed additional time to complete its diligence and pending the resolution of certain due diligence matters, Parent was ready to negotiate towards signing the definitive acquisition agreement on December 1, 2014.

On November 15, 2014, Skadden sent a markup of the draft of the definitive acquisition agreement to Latham & Watkins.

On November 17, 2014, Skadden received a markup of the draft of the definitive acquisition agreement from Latham & Watkins, and Latham & Watkins and Skadden held a teleconference to discuss points of disagreement with respect to the draft.

On November 19, 2014, Skadden delivered a revised draft of the definitive acquisition agreement to Latham & Watkins and held a teleconference with Latham & Watkins, and negotiated many of the remaining open issues pertaining to the draft definitive acquisition agreement.

On November 30, 2014, Latham & Watkins and Skadden held a teleconference to negotiate the remaining open issues with respect to the draft definitive acquisition agreement.

On December 1, 2014, Skadden delivered a revised draft of the definitive acquisition agreement to Latham & Watkins and Mr. Katkin, Mr. Levy and Dr. Iwamoto held discussions and reached an agreement on all of the outstanding due diligence and contractual issues with respect to the draft definitive acquisition agreement, including with respect to the Avanir board’s fiduciary duties and procedural requirements for responding to competing proposals (and Parent’s rights with respect thereto), and the termination fee provisions.

Later the same day, following the receipt of Avanir board approval, which occurred after the close of trading on the NASDAQ Global Select Market, Parent, Purchaser and Avanir executed and delivered the Merger Agreement.

Avanir’s Solicitation/Recommendation Statement on Schedule 14D-9, which will be filed by Avanir with the SEC and mailed to Avanir’s stockholders, includes additional information on the background, negotiations and other activities related to potential transactions involving Avanir. See the section titled “Background” in Item 4 of the Schedule 14D-9.

Neither Parent nor Avanir have engaged in any transactions with the other in excess of one percent of Avanir’s gross revenues during 2012, 2013 or 2014. Similarly, during the same period Parent and its subsidiaries have not engaged in any transactions with any director or officer of Avanir.

11.	The Merger Agreement; Other Agreements.

Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference, and a copy of which has been filed as an exhibit to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 — “Certain Information Concerning Parent and Purchaser.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

The Offer. The Merger Agreement provides that Purchaser will commence the Offer on the date as promptly as practicable but in no event later than the date that is ten business days after the date of the Merger Agreement. Purchaser’s obligation to accept for payment and pay for Shares validly tendered in the Offer and not validly withdrawn is subject only to the satisfaction of the Minimum Condition, the Antitrust Condition and the other conditions that are described in Section 15 —“Certain Conditions of the Offer’’ in this Offer to Purchase (together with the Minimum Condition and the Antitrust Condition, the “Offer Conditions”). Subject to the satisfaction of the Minimum Condition, the Antitrust Condition and the other Offer Conditions, the Merger Agreement provides that Purchaser will accept for payment and pay for all Shares validly tendered and not validly withdrawn in the Offer promptly after the Expiration Date.

Parent and Purchaser have expressly reserved the right to waive any of the Offer Conditions and to make other changes in the terms and conditions of the Offer, except that Avanir’s prior written consent is required for Parent and Purchaser to:

•	waive the Minimum Condition, the Antitrust Condition or the condition that provides that the Offer has not been prohibited or made illegal as a result of a law or order promulgated by a governmental authority;

•	change the form of consideration payable in the Offer;

•	decrease the Offer Price;

•	decrease the number of Shares sought in the Offer;

•	extend the Expiration Date of the Offer in any manner other than as permitted under the Merger Agreement;

•	impose conditions to the Offer that are in addition to the Offer Conditions;

•	modify the Offer Conditions; or

•	amend any of the terms and conditions to the Offer in any manner adverse to holders of Shares.

The Merger Agreement contains provisions to govern the circumstances in which Purchaser is required or permitted to extend the Offer. Specifically, the Merger Agreement provides that:

•	Purchaser will extend the Offer for any period required by any law, order, or any rule, regulation or position of the SEC or its staff or the NASDAQ Global Select Market, in any such case which is applicable to the Offer.

•	Purchaser will extend the Offer, in the event that the Antitrust Condition or any of the other conditions to the Offer, other than the Minimum Condition, are not satisfied or waived as of any scheduled Expiration Date, for successive extension periods of ten business days each (or any longer period as may be approved in advance by Avanir) unless the Merger Agreement is terminated earlier in accordance with its terms.

•

Purchaser will extend the Offer if on any scheduled Expiration Date, the Minimum Condition is not satisfied but all other conditions to the Offer are satisfied or have been waived, for a ten business day period (or any longer period as may be approved in advance by Avanir) on one occasion (but may extend the Offer further, on subsequent occasions, in Purchaser’s sole and absolute discretion) unless the Merger Agreement is terminated earlier in accordance with its terms.

However, the foregoing will not be deemed to impair, limit or otherwise restrict in any manner the right of the parties to terminate the Merger Agreement pursuant to its terms, including a party’s right to terminate the Merger Agreement if the Offer shall have expired or been terminated without Purchaser having accepted for payment any Shares tendered pursuant to the Offer on or before September 2, 2015.

Purchaser may, if permitted, provide a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act of not less than three and not more than 20 business days. Purchaser is required to accept for payment and promptly pay for any Shares validly tendered during any subsequent offering period. Purchaser shall not commence any “subsequent offering period” after the Acceptance Time if the Merger can be effected pursuant to Section 251(h) of the DGCL.

Purchaser has agreed that it will not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of Avanir, except if the Merger Agreement is terminated pursuant to its terms. If the Merger Agreement is terminated pursuant to its terms, then Purchaser is required to promptly (but in any event within one business day) terminate the Offer and cause the Depositary to promptly return all Shares tendered in the Offer.

Parent has agreed to provide or cause to be provided to Purchaser on a timely basis the funds necessary to pay for any Shares that Purchaser becomes obligated to accept for payment and pay for pursuant to the Offer and to cause Purchaser to fulfill all of Purchaser’s obligations under the Merger Agreement.

Recommendation. Avanir has represented in the Merger Agreement that the Avanir board of directors has, at a meeting duly called and held, (1) determined that it is in the best interests of Avanir and its stockholders, and declared it advisable, to enter into the Merger Agreement, (2) based on written representations and warranties made by Parent and Purchaser, determined that neither Parent nor Purchaser is an “interested stockholder” as defined in Section 203(c) of the DGCL, (3) approved the execution and delivery by Avanir of the Merger Agreement, the performance by Avanir of its covenants and agreements contained therein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained therein, and (4) resolved to recommend that the holders of Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required by the applicable provisions of Delaware Law, adopt the Merger Agreement; provided, however, that such recommendation may be withheld, withdrawn, amended or modified in accordance with the terms of the Merger Agreement.

Avanir has agreed to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 in a manner that complies with Rule 14D-9 under the Exchange Act as soon as reasonably practicable on the date of filing of the Schedule TO. Parent has also agreed, to the extent requested by Avanir, to disseminate the Solicitation/Recommendation Statement on Schedule 14D-9 together in the same mailing or form of distribution as this Offer to Purchase.

The Merger. The Merger Agreement provides that, following completion of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time:

•	Purchaser will be merged with and into Avanir, and the separate existence of Purchaser will cease;

•	Avanir will continue as the surviving corporation of the Merger (which we refer to as the “Surviving Corporation”);

•	the Merger will be governed by Section 251(h); and

•	the Surviving Corporation will continue to be governed by the laws of the state of Delaware.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”) the certificate of incorporation of Avanir shall be amended and restated in its entirety to read identically to the certificate of incorporation of Purchaser, as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation; provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Avanir Pharmaceuticals, Inc.” The directors of Purchaser immediately prior to the Effective Time shall become the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

The obligations of Avanir and Parent to complete the Merger are subject to the satisfaction or waiver by Avanir and Parent of the following conditions, any of which may be waived in whole or in part by Parent, Purchaser and Avanir, as the case may be, to the extent permitted by applicable law:

•	Purchaser has accepted for payment all Shares validly tendered and not validly withdrawn in the Offer; and

•	no law or order has been enacted or promulgated by any governmental authority that prohibits the consummation of the Merger and no governmental authority has issued any order (whether temporary, preliminary or permanent) that prohibit consummation of the Merger (collectively, a “Restraint”).

Conversion of Capital Stock. At the Effective Time:

•	Shares issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with the following bullet point, and other than Shares held by a holder who properly exercises appraisal rights with respect to the Shares) will be converted into the right to receive $17.00 or any greater per Share price paid in the Offer, without interest and subject to any withholding of taxes as required by applicable law;

•	Shares held by Avanir, Parent, Purchaser or any direct or indirect wholly owned subsidiary of Avanir, Parent or Purchaser immediately prior to the Effective Time will be canceled and extinguished, and no payment will be delivered in exchange for those Shares; and

•	Each share of common stock, par value $0.01 per share, of Purchaser that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

After the Effective Time, the Shares will be canceled and retired and will cease to exist, and the holders of certificates or book-entry shares that immediately prior to the Effective Time represented Shares will cease to have any rights with respect to the Shares other than the right to receive, upon the surrender of the certificates or book-entry shares, the Offer Price, without interest and subject to any withholding of taxes as required by applicable law. As of the Effective Time, Parent has agreed to deposit with the paying agent for the Merger the aggregate consideration to be paid to holders of Shares in the Merger.

Treatment of Options. The vesting of each outstanding option to purchase Shares granted pursuant to any Avanir equity compensation plan will be accelerated in full immediately prior to the Effective Time and each such outstanding option will be canceled at the Effective Time and converted into the right to receive a cash payment equal to the total number of Shares that would be issuable upon exercise of the option, if any, multiplied by the amount by which the Offer Price exceeds the exercise price per Share of such option, without any interest and less any applicable withholding of taxes (the “Option Consideration”). The Option Consideration will be payable by the Surviving Corporation within three (3) business days following the Effective Time.

Treatment of RSUs. The vesting of each outstanding RSU (whether time- or performance-vesting) granted pursuant to any Avanir equity compensation plan will be accelerated in full immediately prior to the Effective Time and each such outstanding RSU will be canceled at the Effective Time and converted into the right to receive a cash payment equal to the Offer Price, without any interest and less any applicable withholding of taxes (the “RSU Consideration”). The RSU Consideration will be payable by the Surviving Corporation within three (3) business days following the Effective Time.

Merger Without a Meeting of Stockholders; Stockholders’ Meeting. Following the consummation of the Offer, each of Parent, Purchaser and Avanir will take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after the date and time of the initial acceptance for payment by Purchaser of Shares pursuant to and subject to the conditions of the Offer (the “Acceptance Time”), without a meeting of the stockholders of Avanir, in accordance with Section 251(h) of the DGCL and upon the terms and subject to the conditions of the Merger Agreement.

Representations and Warranties. The Merger Agreement contains representations and warranties made by Avanir to Parent and Purchaser and representations and warranties made by Parent and Purchaser to Avanir. The representations and warranties in the Merger Agreement were made solely for purposes of the Merger Agreement, were the product of negotiations among Avanir, Parent and Purchaser, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement that are not disclosed in the Merger Agreement. Some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. Moreover, inaccuracies in the representations and warranties may be disclosed in the disclosure letters delivered by Avanir and Parent and are also subject to waiver by the parties to the Merger Agreement without notice. Accordingly, you should not rely on the representations and warranties contained in the Merger Agreement as statements of actual facts.

In the Merger Agreement, Avanir has made customary representations and warranties to Parent and Purchaser with respect to, among other things:

•	corporate matters related to Avanir and its subsidiaries, such as organization, good standing, qualification, power and authority;

•	the authorization and validity of the Merger Agreement, including approval by Avanir’s board of directors;

•	the vote otherwise required for approval of the Merger Agreement if DGCL 251(h) was not in effect;

•	required consents and approvals, and no violations of laws, governance documents or agreements;

•	its capitalization;

•	public SEC filings and compliance with the Sarbanes-Oxley Act of 2002, as amended

•	financial statements and internal controls;

•	the absence of undisclosed liabilities;

•	conduct of business and the absence of a Company Material Adverse Effect;

•	material contracts;

•	assets and title to property

•	intellectual property;

•	taxes;

•	employee benefit plans, ERISA matters and certain related matters;

•	labor matters;

•	permits, compliance with laws and regulatory matters;

•	environmental matters;

•	the absence of litigation;

•	insurance;

•	related party transactions;

•	brokers’ fees and expenses;

•	the opinion of its financial advisor;

•	the inapplicability of state takeover laws; and

•	Avanir’s Solicitation/Recommendation Statement on Schedule 14D-9.

Some of the representations and warranties in the Merger Agreement made by Avanir are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any (i) change, effect, event, violation, circumstance or development (each a “Change”, and collectively, “Changes”), individually or in the aggregate, and taken together with all other Changes that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, that has had or would reasonably be expected to have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition or results of operations of Avanir and its subsidiaries, taken as a whole or (ii) a Change that would prevent, materially delay or materially impair the ability of Avanir to consummate the Merger and the other transactions contemplated by the Merger Agreement; provided, however, that no Change (by itself or when aggregated or taken together with any and all other Changes) directly or indirectly resulting from, attributable to or arising out of any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Change (by itself or when aggregated or taken together with any and all other such Changes) directly or indirectly resulting from, attributable to or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur, to the extent such Changes do not disproportionately affect Avanir and its subsidiaries in any material respect relative to other companies operating in any industry or industries in which Avanir operates in the events of the first six bullets below:

•	general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

•	conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•	conditions (or changes in such conditions) in the industries in which Avanir and its subsidiaries conduct business;

•	political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

•	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

•	changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

•	the announcement of the Merger Agreement or the pendency or consummation of the transactions contemplated therein, including (A) the identity of Parent, (B) the loss or departure of officers or other employees of Avanir or any of its subsidiaries, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any contracts with customers, suppliers, distributors or other business partners, and (D) any other negative development (or potential negative development) in Avanir’s relationships with any of its customers, suppliers, distributors or other business partners;

•	the results of any clinical trials being conducted by or on behalf of Avanir or its subsidiaries (or the announcements thereof);

•	any patent expiry or loss of exclusivity which would result in a reduction of anticipated revenue from any Avanir product;

•	any actions taken or failure to take action, in each case, by Parent or any of its controlled affiliates, or to which Parent has consented to or requested; or the taking of any action required by the Merger Agreement; or the failure to take any action prohibited by the Merger Agreement;

•	changes in Avanir’s stock price or the trading volume of Avanir’s stock, in and of itself, or any failure by Avanir to meet any public estimates or expectations of Avanir’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Avanir to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); or

•	any legal proceedings made or brought by any of the current or former stockholders of Avanir (on their own behalf or on behalf of Avanir) against Avanir, including legal proceedings arising out of the Merger or in connection with any other transactions contemplated by the Merger Agreement.

In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to Avanir with respect to, among other things:

•	corporate matters, such as organization, good standing, qualification, power and authority;

•	the authorization and validity of the Merger Agreement;

•	required consents and approvals, and no violations of laws, governance documents or agreements;

•	the absence of litigation;

•	the Schedule TO and the other Offer documents;

•	ownership of securities of Avanir;

•	broker’s fees and expenses;

•	absence of operations of Purchaser; and

•	available funds to complete the Offer and the Merger.

Some of the representations and warranties in the Merger Agreement made by Parent and Purchaser are qualified as to “materiality” or to the extent that a breach of such representation or warranty would not, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the Merger and the transactions contemplated by the Merger Agreement or the performance by Parent or Purchaser of their respective covenants and obligations thereunder.

None of the representations and warranties contained in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement survive the Effective Time.

Conduct of Business Pending the Merger. Except as expressly permitted by the terms of the Merger Agreement, or unless Parent has otherwise approved (such approval not to be unreasonably withheld, delayed or conditioned), Avanir has agreed that, from the date of the Merger Agreement until the earlier of (1) the termination of the Merger Agreement or (2) the Acceptance Time, Avanir will and will cause its subsidiaries to:

•	carry on its business in all material respects in the usual, regular and ordinary course in consistent with the manner as previously conducted; and

•	use its commercially reasonable efforts, consistent with past practices and policies, to keep available the services of the current officers, key employees and consultants of Avanir and each of its subsidiaries, and preserve the current relationships of Avanir and each of its subsidiaries with customers, suppliers and other persons with whom Avanir or any of its subsidiaries has significant business relations as is reasonably necessary to preserve substantially intact its business organization.

In addition, except as disclosed prior to execution of the Merger Agreement, as required by applicable law, as expressly permitted by the Merger Agreement or as consented to in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned), from the date of the Merger Agreement until the earlier of (1) the termination of the Merger Agreement or (2) the Acceptance Time, Avanir has agreed that it will not, and will not permit its subsidiaries to, among other things and subject to certain exceptions:

•	amend its certificate of incorporation, bylaws or other organizational documents;

•	issue, sell, pledge, dispose of, grant, deliver, transfer, encumber, or agree, authorize, or commit to the issue, sale pledge, disposition of, grant, delivery, transfer, or encumbrance of, (in each case, whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), any Shares or other Avanir securities, except for (A) the issuance and sale of Shares upon the exercise of Options or the settlement of RSUs, in each case, outstanding as of the date of the Merger Agreement or issued after such date in compliance with the Merger Agreement, (B) grants to newly hired employees of Options and RSUs issued in the ordinary course of business consistent with past practice, with a per share exercise price that is no less than the then-current market price of a share of the Shares, covering up to 100,000 shares of the Shares in the aggregate;

•	directly or indirectly repurchase or redeem any Shares or other Avanir securities, except (A) repurchases of such securities pursuant to the terms and conditions of Options or the settlement of RSUs outstanding as of the date of the Merger Agreement or issued after such date in compliance with the Merger Agreement and (B) in connection with tax withholdings and exercise price settlements upon the exercise of Options or the settlement of RSUs;

•	(A) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or securities convertible or exchangeable into or exercisable for any share of its capital stock, (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for cash dividends made by any direct or indirect wholly-owned subsidiary of Avanir to Avanir or one of its wholly-owned subsidiaries, or (C) enter into any agreement with respect to the voting of its capital stock;

•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Avanir or any of its subsidiaries;

•

subject to certain exceptions for ordinary course of business or other instances, (A) incur or assume any long-term or short-term debt for borrowed monies or issue any debt securities in excess of $1,000,000 individually or $2,000,000 in the aggregate (which must be voluntarily payable without material costs), (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person in excess of $1,000,000 individually or $2,000,000 in the aggregate, (C) make any loans, advances or capital contributions to or investments in any other person, or (D) mortgage or pledge any of its or its Subsidiaries’ material assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than certain permitted liens);

•	except as required by applicable law or an existing employee plan in effect as of the date of the Merger Agreement, (A) enter into, adopt, materially amend (including acceleration of vesting), modify or terminate any compensation or benefit plan or agreement of any director, officer or employee in any manner, except, in any such case, with respect to Options and RSUs granted pursuant to the exceptions to this section for newly hired employees or pursuant to agreements entered into with non-officer employees hired or promoted to fill vacancies after the date of the Merger Agreement, with a base salary and cash incentive compensation opportunity not to exceed $250,000 in the aggregate for any such employee, in the ordinary course of business consistent with past practice, or (B) increase the compensation or benefits payable or provided, or to become payable or provided to any director, officer or employee (other than salary or wage rate increases, and incentive compensation increases for employees promoted to fill vacancies in the ordinary course of business consistent with past practice), pay or agree to pay any special bonus or special remuneration to any director, officer or employee, or pay or agree to pay any benefit not required by any plan or arrangement as in effect as of the date of the Merger Agreement;

•	hire, terminate or transfer any (A) officer, vice president or similar employee with senior management responsibilities with respect to the operation of Avanir’s business, or (B) other than in the ordinary course of business consistent with past practice, hire any non-officer or non-vice president or similar employee; provided that, in no case shall Avanir hire fifty or more of such non-officer or non-vice president or similar employees;

•	settle any pending or threatened material legal proceeding except for the settlement of any legal proceeding that is reflected or reserved against in Avanir’s balance sheet, or that does not result in payment by Avanir in excess of $1,000,000 individually or $2,000,000 in the aggregate;

•	license, disclose, sell, lease, transfer, abandon, let lapse, encumber, subject to any lien (other than a permitted lien) or otherwise dispose of any material Avanir intellectual property, other than licenses and disclosures in the ordinary course of business consistent with past practice;

•	except as may be required as a result of a change in applicable law or in GAAP, make any material change in any of the accounting principles, policies, procedures or practices used by Avanir;

•	except as required by applicable law (A) make, revoke, or change any material tax election, (B) file any amended tax return or claim for refund or (C) enter into any closing agreement, settlement or waiver of statute of limitations with respect to a tax liability of Avanir, in each case other than in the ordinary course of business;

•	(A) acquire (by merger, consolidation or acquisition of stock or assets) any other person or any material equity interest therein or assets thereof in excess of $1,000,000 individually or $2,000,000 in the aggregate or (B) sell, transfer, lease, license or otherwise dispose of any material properties or assets of the Avanir or its subsidiaries;

•	enter into any contract for the lease or purchase of real property or modify the terms of any lease;

•	waive or provide any consent under any “standstill” or similar restrictions contained in any confidentiality or other agreements to which Avanir or its subsidiaries is a party; provided, however, Avanir may waive or provide consent solely to permit a party to make a confidential Acquisition Proposal (defined below) if the Avanir board of directors determines that the failure to take such actions would reasonably be likely to be inconsistent with the fiduciary duties of the Avanir board of directors; provided that Avanir shall not enforce and waives any such provision of any such confidentiality or other agreements that would prohibit a person from requesting the termination, amendment, modification or waiver of a “standstill” or similar restriction, or from communicating confidentially an Acquisition Proposal to Avanir;

•	take any action to exempt or make any person (other than Parent or Purchaser) not subject to the provisions of Section 203 of the DGCL or any other potentially applicable anti-takeover or similar statute or regulation;

•	enter into, amend or modify in any material respect any material contract; or

•	enter into any contractual commitment with respect to the preceding bullet points.

Access to Information. Prior to the Effective Time, and subject to confidentiality, attorney-client privilege and third-party contractual obligations, Avanir agreed to provide Parent with reasonable access during normal business hours to Avanir’s officers, employees, properties, books, records and other information regarding Avanir and its subsidiaries.

No Solicitation. Commencing on the execution date of the Merger Agreement, Avanir and its subsidiaries have agreed to immediately cease any and all existing activities, discussions or negotiations with any persons (other than Parent and Purchaser) conducted previously with respect to any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal (as defined below). Avanir has also agreed to not, nor authorize any representatives to, directly or indirectly (other than with respect to Parent and Purchaser) (i) solicit, initiate or knowingly encourage, or knowingly facilitate or assist, any proposal that is or may reasonably be expected to lead to an Acquisition Proposal, (ii) furnish to any person any non-public information relating to Avanir, or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Avanir, in any such case with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, any proposal is or may reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person, or take any action, with respect to any proposal is or may reasonably be expected to lead to an Acquisition Proposal (provided, however, that this provision does not prohibit a first verbal interaction initiated by a person on an unsolicited basis so long as the Company’s participation is solely to clarify the terms and conditions of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal), (iv) approve, endorse or recommend any Acquisition Proposal (except to the extent specifically permitted pursuant to Merger Agreement), (iv) enter into any letter of intent or similar document, or any contract or commitment (other than a confidentiality agreement on certain terms set forth in the Merger Agreement) contemplating or otherwise relating to an Acquisition Transaction. Avanir agreed that as soon as practicable, but in any event within two business days following the date of the Merger Agreement, request of each person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal with Avanir to return all confidential information furnished prior to the execution of the Merger Agreement to or for the benefit of such person by or on behalf of Avanir or its representatives.

The Merger Agreement requires that promptly as practicable, and in any event within 48 hours, following receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which Avanir reasonably believes would lead to an Acquisition Proposal or for a waiver or release under any standstill or similar agreement, Avanir will provide Parent with oral and written notice of (i) the material terms and conditions of such Acquisition Proposal, request or inquiry, (ii) the identity of the person or group making such Acquisition Proposal, request or inquiry and (iii) a copy of all written proposals provided by such Person or group in connection with such Acquisition Proposal, request or inquiry. Avanir is required to keep Parent informed as promptly as practicable with respect to any changes to the material terms of an Acquisition Proposal submitted to Avanir (and in any event within forty eight (48) hours following any such changes), including by providing a copy of all written proposals relating to any Acquisition Proposal. Avanir is required to provide Parent with notice as promptly as practicable, and in any event within the same day, of any meeting of the Avanir board of directors at which the board is reasonably expected to engage in material discussions regarding any Acquisition Proposal.

Pursuant to the Merger Agreement, prior to the Acceptance Time, Avanir may request clarifications from, participate in discussions or negotiations with or furnish information to, any person or group that makes an unsolicited, written Acquisition Proposal or written proposal that would reasonably be expected to lead to an Acquisition Proposal if (A) such action is taken subject to a confidentiality agreement with certain terms as set forth in the Merger Agreement and (B) the Avanir board of directors reasonably determines in good faith, after consultation with outside legal counsel, that the failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties under applicable law. Avanir is required to promptly (and in any event within forty eight (48) hours following the provision of any non-public information of Avanir to any person who has made an Acquisition Proposal, provide such information to Parent (including by posting such information to an electronic data room), to the extent such information has not previously been provided or made available to Parent.

“Acquisition Proposal” means any offer or proposal to engage in an Acquisition Transaction. “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by the Meger Agreement) resulting in (or if completed would result in): (i) any purchase from, or acquisition by, any person or group of more than a 20% interest in the total outstanding voting securities of Avanir or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the total outstanding voting securities of Avanir, (ii) any merger, consolidation, business combination or other similar transaction involving Avanir (A) pursuant to which any person or group, other than the Avanir stockholders (as a group) immediately prior to the consummation of such transaction, would hold Shares representing more than 20% of the Shares outstanding after giving effect to the consummation of such transaction or (B) as a result of which the Avanir stockholders (as a group) immediately prior to the consummation of such transaction would hold Shares representing less than 80% of the Shares outstanding after giving effect to the consummation of such transaction; (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, exclusive license (other than in the ordinary course of business), acquisition or disposition of more than 20% of the assets of Avanir (including its subsidiaries taken as a whole), it being understood that voting securities of any subsidiaries of Avanir are to be deemed assets of Avanir, or (iv) any liquidation or dissolution of Avanir; provided, however, the Merger and the transactions contemplated by the Merger Agreement shall not be deemed an Acquisition Proposal in any case.

The Merger Agreement does not prohibit Avanir from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to an Acquisition Proposal that constitutes a tender offer or exchange offer so long as the requirements of the non-solicitation provisions of the Merger Agreement are satisfied. However, any disclosure shall be subject to the terms of the Merger Agreement.

Avanir Board of Directors’ Recommendation. Subject to the provisions described below, Avanir’s board of directors agreed to recommend that the stockholders of Avanir accept the Offer, and tender their Shares pursuant to the Offer. This is referred to as the “Company Board Recommendation.” Except as otherwise permitted by the Merger Agreement, Avanir agreed that neither Avanir nor Avanir’s board of directors will:

•	withhold, withdraw, amend, modify or qualify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend, modify or qualify in a manner adverse to Parent, the Company Board Recommendation; or

•	publicly approve, endorse or recommend an Acquisition Proposal.

The actions described in the first and second bullet points above are referred to in the Merger Agreement as a “Company Board Recommendation Change”; provided, however, that a “stop, look and listen” communication by the Avanir board of directors or any committee thereof to the Avanir stockholders pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication, shall not be deemed to be a Company Board Recommendation Change.

Notwithstanding the foregoing restrictions or anything to the contrary set forth in the Merger Agreement, at any time prior to the Acceptance Time, in response to the receipt of a Superior Proposal (as defined below) or an Intervening Event (as defined below), the Avanir board of directors is permitted to effect a Company Board Recommendation Change or terminate the Merger Agreement pursuant to its terms, if all of the following conditions in the below four bullet points are met:

•	A Superior Proposal with respect to Avanir shall have been made and shall not have been withdrawn or an Intervening Event shall have occurred;

•	Avanir shall have (A) delivered to Parent written notice (a “Change of Recommendation Notice”) at least 3 business days prior to effecting such Company Board Recommendation Change, which notice shall state expressly (x) that it has received a Superior Proposal or an Intervening event has occurred, (y) in the case of a Superior Proposal, the material terms and conditions of such Superior Proposal and the identity of the person or group making the Superior Proposal, or, in the case of an Intervening Event, the material facts and circumstances related to such Intervening Event, and (z) that it intends to terminate the Merger Agreement pursuant to the terms of the Merger Agreement or effect a Company Board Recommendation Change and (B) provided to Parent a copy of all written proposals provided by such person or group in connection with such Superior Proposal (it being understood and agreed that delivery of a Change of Recommendation Notice shall not, by itself, be deemed to be a Company Board Recommendation Change);

•	The Avanir board of directors shall have concluded in good faith, after consultation with outside legal counsel, that the failure to effect a Company Board Recommendation Change would reasonably be expected be inconsistent with its fiduciary duties under applicable law; and

•	The Superior Proposal or Intervening Event that is the subject of the Company Board Recommendation Change shall not have resulted from a material breach by Avanir of the provisions of the Merger Agreement pertaining to non-solicitation or the Company Board Recommendation Change.

After delivering the Change of Recommendation Notice, Avanir has agreed to provide Parent a reasonable opportunity to make such adjustments to the terms and conditions of the Merger Agreement (the “Modified Terms”), and consider in good faith such Modified Terms. In the event Parent proposes Modified Terms, the Avanir board of directors may not terminate the Merger Agreement or effect a Company Board Recommendation Change unless and until the Avanir board of directors concludes in good faith, after considering the Modified Terms and consultation with outside legal counsel, that the failure to terminate the Merger Agreement or effect a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

“Intervening Event” means an event, change, effect, fact, condition, circumstance, development or occurrence that is material to the Avanir and its subsidiaries, taken as a whole (other than any event or circumstance resulting from a material breach of the Merger Agreement by Avanir or any of its subsidiaries) that was not known to the Avanir board of directors nor reasonably foreseeable to the Avanir board of directors as of or prior to the date of the Merger Agreement which event, change, fact, condition, circumstance, development or occurrence becomes known to the Avanir board of directors prior to the Acceptance Time.

“Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Avanir board of directors determines in good faith, after consultation with outside legal counsel and an independent nationally recognized financial advisor, taking into account all of the terms and conditions of the offer deemed relevant by such Avanir board of directors to be more favorable to Avanir’s stockholders than the terms of the Merger; provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to “more than 20% in the definition of “Acquisition Transaction” shall be deemed to be references to “a majority.”

Appropriate Action; Consents; Filings. Each of Parent, Purchaser and Avanir have agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by Merger Agreement , including using reasonable best efforts to: (i) cause the conditions to the Offer to be satisfied and cause the conditions to the Merger to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from governmental authorities and make all necessary registrations, declarations and filings with governmental authorities, that are necessary to consummate the Offer and the Merger; and (iii) obtain all necessary or appropriate consents, waivers and approvals under any material contracts to which Avanir or any of its subsidiaries is a party in connection with the Merger Agreement and the consummation of the transactions contemplated thereby so as to maintain and preserve the benefits under such material contracts following the consummation of the transactions contemplated by the Merger Agreement. In addition to the foregoing, neither Parent or Purchaser, on the one hand, nor Avanir, on the other hand, are to take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Offer or the Merger or the ability of such party to fully perform its obligations under the Merger Agreement. However, Avanir shall not be required prior to the Effective Time to pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) or otherwise assume or agree to assume any liability that is not conditioned upon the consummation of the merger, to obtain the consent, waiver or approval of any person (including any governmental authority) under any contract.

Both Parent and Avanir have agreed, on behalf of themselves and their affiliates, that, between the date of the Merger Agreement and the Effective Time, neither Parent nor Avanir shall, and neither Parent nor Avanir shall cause their respective affiliates to, enter into or consummate any agreements or arrangements for an acquisition (via stock purchase, merger, consolidation, purchase of assets or otherwise) of any ownership interest or assets of any Person if such ownership interest or assets would reasonably be expected to result in any delay in obtaining, or to result in the failure to obtain, any regulatory approvals required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (including such agreements or arrangements for an acquisition that would cause a delay with respect to the expiration or termination of the applicable waiting periods thereunder) in connection with the transactions contemplated be the Merger Agreement (including the Merger).

Each of Parent and Purchaser (and their respective affiliates, if applicable), on the one hand, and Avanir, on the other hand, have agreed to file with the Federal Trade Commission (FTC) and the Antitrust Division of the Department of Justice (DOJ) a Notification and Report Form relating to the Merger Agreement and the transactions contemplated thereby as required by the HSR Act as soon as practicable after the date of the Merger Agreement but in no event later than 10 business days following the execution and delivery of the Merger Agreement. Each of Parent and Avanir shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information and documentary material that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC or the DOJ, and (iv) use reasonable best efforts to take all action necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and to avoid any impediment to the consummation of the Offer or the Merger under any antitrust laws, including (1) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, a non-exclusive license or grant of commercialization rights to businesses, product lines, fields of use, or assets of Parent or its affiliates (including, after the Closing, the Surviving Corporation and its affiliates), as needed to effectuate such non-exclusive license, (2) amending any venture or other arrangement of Parent or its affiliates (including the Surviving Corporation and its affiliates), and (3) otherwise taking or committing to take actions after the closing of the contemplated transactions with respect to such non-exclusive license, as may be required in order to enable the consummation of the transactions contemplated hereby, including the Merger, to occur as soon as reasonably practicable (and in any event no later than September 2, 2015) and to otherwise avoid the entry of, or to effect the dissolution of, any preliminary or permanent injunction which would otherwise have the effect of preventing the consummation of the transactions contemplated hereby, including the Merger. However, nothing contained in the Merger Agreement shall be deemed to require Parent to, and Avanir shall not, (i) consent to any hold separate order or divestiture, by itself or any of its affiliates, of shares of capital stock or of any business, assets or property of Avanir or its subsidiaries or affiliates, or of Parent or its subsidiaries or affiliates, (ii) consent to any exclusive license or exclusive grant of commercialization rights or (iii) take any other action of the types described above, including accepting or entering into any operational restriction, consent decree, non-exclusive license, grant of commercialization rights or make any undertaking as a condition imposed under an Antitrust Law that, individually or in the aggregate, would reasonably be expected to (x) have a Company Material Adverse Effect, (y) a material adverse effect on the Parent and its affiliates, taken as a whole, after giving effect to the Merger or (z) a material adverse impact on the benefit expected to be derived by Parent and its affiliates, taken as a whole, as a result of the transactions contemplated hereby. Nothing in these covenants obligates Parent or Avanir or any of their respective subsidiaries to take any action or agree to any material liability that is not conditioned upon the consummation of the Merger.

Each of Parent and Purchaser on the one hand, and Avanir, on the other hand, have agreed to promptly inform the other of any communication from any governmental authority regarding any of the transactions contemplated by the Merger Agreement in connection with any filings or investigations with, by or before any governmental authority relating to the Merger Agreement or the transactions contemplated thereby, including any proceedings initiated by a private party. If any party to the Merger Agreement (or affiliate thereof) shall receive a request for additional information or documentary material from any governmental authority with respect to the transactions contemplated by the Merger Agreement pursuant to the HSR Act with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. To the extent reasonably practicable and unless prohibited by applicable law or by the applicable governmental authority, the parties agreed to (i) give each other reasonable advance notice of all meetings with any governmental authority relating to the Offer or the Merger, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep the other party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Offer or the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Offer and the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any governmental authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a governmental authority regarding the Offer and the Merger, (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any governmental authority relating to the Offer or the Merger, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the Offer Conditions and conditions to the Merger. Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable law or as appropriate to remove references concerning the valuation of Avanir.

Notification of Certain Matters. Avanir has agreed to give Parent prompt notice after obtaining knowledge of any breach by Avanir of a representation, warranty or covenant that would be reasonably likely to cause the Offer Conditions relating to the accuracy of representations and warranties of Avanir or the compliance with covenants by Avanir not to be satisfied. Parent has similarly agreed to give Avanir prompt notice after obtaining knowledge of any breach by Parent of a representation, warranty or covenant that be reasonably expected to prevent, materially delay or materially impair the ability of Parent to consummate the Merger and the transactions contemplated by the Merger Agreement or to fully perform their obligations under the Merger Agreement.

Public Announcements. Parent and Avanir have agreed not to make any press release or other public statement regarding the Offer and the Merger without the prior consent of the other, except as required by applicable law, governmental authority or any rules and regulations of the NASDAQ Global Select Market or the Tokyo Stock Exchange. If a party is required to make a press release or announcement, it agreed to use its reasonable best efforts to allow the other party reasonable time to comment on the release or announcement prior to its issuance. However, Avanir will no longer be required to obtain Parent’s consent if Avanir’s board of directors has effected a Change of Recommendation.

Employee Matters. Pursuant to the terms of the Merger Agreement, for a period of one (1) year following the Effective Time, the Surviving Corporation is required to (and Parent has agreed to cause the Surviving Corporation to) provide to each Continuing Employee (i) health and welfare benefits that are, taken as a whole, substantially comparable in the aggregate to the health and welfare benefits in effect for such Continuing Employee on the date of the Merger Agreement (ii) severance benefits no less favorable than the severance benefits in effect for such Continuing Employee on the date of the Merger Agreement and (iii) base salary (or regular wages, as the case may be) and, to the extent applicable, target bonus opportunity, at the level in effect as of the date of the Merger Agreement; provided, however, that any such health and welfare benefits and severance benefits must have been fully disclosed in writing at least three (3) days prior to the date of the Merger Agreement. Other types of compensation and benefits, including but not limited to equity and equity-based compensation, are not included in or covered by this covenant.

To the extent that any Employee Plan (as defined in the Merger Agreement), other employee benefit plan or other compensation or severance arrangement of the Surviving Corporation or any of its subsidiaries or any employee benefit plan or other compensation or severance arrangement of Parent is made available to any Continuing Employee on or following the Effective Time, the Surviving Corporation will credit each Continuing Employee for all service with Avanir and its subsidiaries for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant for purposes of vacation accrual and severance pay entitlement. Service will not be credited for purposes of any equity or equity-based awards or incentives granted after the Effective Time and need not be credited to the extent that it would result in duplication of coverage or benefits.

Parent is required to use commercially reasonable efforts (a) to cause Continuing Employees to be immediately eligible to participate in all employee benefit plans sponsored by the Surviving Corporation and its subsidiaries to the extent that coverage under the plan replaces coverage under a comparable Avanir benefit plan in which the employee participated prior to the Effective Time, (b) for purposes of employee benefit plans sponsored by the Surviving Corporation and its subsidiaries which provide medical, dental, pharmaceutical, vision and/or disability benefits to Continuing Employees, to waive waiting period, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work requirements or other similar requirements for Continuing Employees and their dependents, and to give full credit for eligible expenses incurred by Continuing Employees and their dependents in the unfinished portion of the plan year prior to the date the employee’s participation begins in the corresponding Surviving Corporation benefit plans, for purposes of satisfying deductible, coinsurance and maximum out-of-pocket requirements, and (c) to credit the accounts of Continuing Employees under any flexible spending plans sponsored by the Surviving Corporation and its subsidiaries with any unused balance in the Continuing Employee’s account under the applicable Avanir flexible spending plan.

Parent may request that Avanir terminate its 401(k) plan as of the Effective Time, in which case Continuing Employee will be eligible to participate in Parent’s 401(k) plan, and Parent’s 401(k) plan will accept the Continuing Employees’ rollover contributions, including loans, from Avanir’s 401(k) plan.

Notwithstanding the foregoing, nothing in the Merger Agreement is to be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation to terminate, any Continuing Employee for any reason, or (ii) require Parent or the Surviving Corporation to continue any employee benefits plan or prevent the amendment, modification or termination thereof after the Effective Time.

“Continuing Employees” means all employees of Avanir or any of its subsidiaries who, as of the Effective Date, continue their employment with Avanir or any of its subsidiaries.

Indemnification, Exculpation and Insurance. The Merger Agreement provides for certain indemnification and insurance rights in favor of Avanir’s current and former directors or officers, who we refer to as “indemnified persons.” Specifically, all rights to exculpation, indemnification advance and reimbursement of expenses provided to the indemnified persons, under Avanir’s certificate of incorporation, bylaws or other indemnification agreements, with respect to acts or omissions arising on or before to the Effective Time, will continue in full force and effect for at least six years following the Effective Time.

For a period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent has agreed to maintain directors’ and officers’ liability insurance on coverage and amounts that are no less favorable than those of the policy currently maintained by Avanir with respect to acts or omissions arising on or before the Effective Time. However, Parent is not required after the Effective Time to pay annual premiums in excess of 300% of the last annual premium for Avanir’s existing policies, but in such case will purchase as much coverage as may be purchased for such amount.

Avanir is permitted to purchase, prior to the Effective Time a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of Avanir with respect to acts or omissions occurring at or before the Effective Time (covering without limitation the transactions contemplated by the Merger Agreement). If such a “tail” policy is obtained, Parent will maintain the policy for its full term and will have no further obligations with respect to directors’ and officers’ liability insurance and fiduciary liability insurance under the Merger Agreement.

If, following the Effective Time, Parent or Surviving Corporation merges into or consolidates with another entity and is not the surviving corporation or sells substantially all its assets, provision will be made so that the successors or assigns of Parent or the Surviving Corporation assume the insurance and indemnification obligations described above.

Exemption from Liability under Section 16(b). Avanir has agreed to take all reasonable steps to cause any dispositions of Avanir equity securities in connection with the Merger Agreement by each director or officer of Avanir subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Stockholder Litigation. Avanir has agreed to promptly advise Parent of any litigation commenced after the date of the Merger Agreement against Avanir or any of its directors (in their capacity as such) by any Avanir stockholders (on their own behalf or on behalf of Avanir) relating to the Merger Agreement or the transactions contemplated thereby, and has agreed to keep Parent reasonably informed regarding any such litigation. Avanir has also agreed to give Parent the opportunity to consult with Avanir regarding the defense or settlement of any such stockholder litigation and will consider Parent’s views with respect to such stockholder litigation.

State Takeover Laws. If any state anti-takeover or other similar law is or becomes applicable to the Merger Agreement or any of the transactions contemplated thereby, Avanir and its board of Directors agreed to grant such approval and take such action as necessary so that such transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in the Merger Agreement and otherwise to minimize the effect of such law on the Merger Agreement and the associated transactions contemplated therein.

Termination. Pursuant to the Merger Agreement, the Merger Agreement may be terminated and the Offer may be abandoned at any time prior to the Acceptance Time:

•	by mutual written consent of Parent and Avanir; or

•

by either Parent or Avanir if the Offer shall have expired or been terminated in accordance with the terms of the Merger Agreement and the Offer without the Purchaser having accepted for payment any Shares tendered pursuant to the Offer on or before September 2, 2015 (the “Termination Date”), or if there exists any Restraint having an effect which would enjoin, restrain, prevent or prohibit the commencement or closing of the Offer, or that would make the commencement or closing of the Offer illegal (which in each case, has become final and non-appealable); provided, however, that the right to so terminate the Merger Agreement shall not be available to any party hereto whose action or failure to fulfill any obligation under the Merger Agreement has been the principal cause of or resulted in (i) any of the Offer Conditions having failed to be satisfied and such action or failure to act constitutes a material breach of the Merger Agreement, or (ii) the expiration or termination of the Offer in accordance with the terms of the Merger Agreement and the Offer without Purchaser having accepted for payment any Company Shares tendered pursuant to the Offer and such action or failure to act constitutes a material breach of the Material Agreement; or

•	by Avanir in the event that (i) Avanir is not then in material breach of the Merger Agreement, (ii) Parent and/or Purchaser shall have breached or otherwise violated any of their respective material covenants or agreements, or other material obligations under the Merger Agreement, or any of the representations and warranties of Parent and Purchaser set forth in the Merger Agreement shall have become inaccurate, which breach, violation or inaccuracy, individually or in the aggregate with other such breaches, violations or inaccuracies, would reasonably be expected to prevent the consummation of the Offer prior to the Termination Date, and (iii) such breach, violation or failure to perform described in clause (ii) is not capable of being cured or is not cured within twenty (20) business days following Avanir’s delivery of written notice to Parent of such breach, violation or failure to perform; or

•	by Parent, in the event that (i) (A) Parent and Purchaser are not then in material breach of the Merger Agreement, (B) Avanir shall have breached or otherwise violated any of its material covenants or agreements or other material obligations under the Merger Agreement, or any of the representations and warranties of Avanir set forth in the Merger Agreement shall have become inaccurate, in either case such that the Conditions to the Offer are not capable of being satisfied by the Termination Date, or (ii) there has been a Company Material Adverse Effect such that the Conditions to the Offer set forth are not capable of being satisfied by the Termination Date; and (C) such breach, violation or failure to perform described n clause (B) is not capable of being cured or is not cured within twenty (20) business days following Parent’s delivery of written notice to Avanir of such breach, violation or failure to perform; or

•	by Avanir, in the event that (i) Avanir shall have received a Superior Proposal, (ii) the Avanir board of directors shall have determined to terminate the Merger Agreement or effected or resolved to effect a Company Board Recommendation Change and (iii) the Avanir board of directors pays Parent the Termination Fee; or

•	by Parent in the event that (i) the Avanir board of directors or any committee thereof shall have effected or resolved to effect a Company Board Recommendation Change, (ii) Avanir shall have failed to include in the Schedule 14D-9 the recommendation of the Avanir board of directors in favor of the Offer and the transactions contemplated by the Agreement, (iii) the Avanir board of directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the Offer and the transactions contemplated by the Agreement within 10 business days after an Acquisition Proposal has been publicly disclosed, (iv) a tender or exchange offer relating to Avanir’s securities shall have been commenced by a person unaffiliated with Parent and Avanir shall not have sent to its security holders pursuant to Rule 14D-9 promulgated under the Exchange Act, within 10 business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Avanir board of directors recommends rejection of such tender or exchange offer or (v) Avanir shall have breached in any material respect any of its obligations under the non-solicitation or Company Board Recommendation sections of the Merger Agreement.

Effect of Termination and Termination Fees. If the Merger Agreement is terminated, the Merger Agreement will become void (other than the confidentiality and certain other specified provisions therein) and, subject to certain termination fees described below and in the Merger Agreement, there will be no liability or obligation on the part of Parent, Purchaser or Avanir or their respective officers, directors, employees or stockholders; provided that no party will be relieved from any liability or damages resulting from any willful or intentional breach of the Merger Agreement that occurs prior to such termination.

Company Termination Fee. Avanir has agreed to pay to Parent $90,000,000 (the “Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two business days in the event that (A) the Merger Agreement is terminated by Parent or Avanir as a result of the Termination Date being reached (provided, that (x) the Antitrust Condition is satisfied at the time of such termination, (y) the Offer Condition that the offer has not been prohibited or made illegal by a government authority has been satisfied, except where the failure to meet such condition arises out of or results from a legal proceeding brought by or on behalf of the person who has made the Competing Acquisition Transaction referred to in clause (B) below and (z) the right to terminate the Merger Agreement as a result of the Termination Date being reached is then available to Parent), (B) following the execution and delivery of the Merger Agreement and prior to such termination of the Merger Agreement, a Competing Acquisition Transaction shall have been publicly announced or shall have become publicly disclosed and, in either case, shall not have been withdrawn or otherwise abandoned and (C) within 12 months following such termination of the Merger Agreement, Avanir enters into a definitive agreement with any third party that effectuates a Competing Acquisition Transaction or a Competing Acquisition Transaction is consummated. For purposes of the foregoing, a “Competing Acquisition Transaction” shall have the same meaning as an “Acquisition Transaction” except that all references therein to (i) “more than 20%” shall be deemed to be references to “more than 50%” and (ii) “less than 80%” shall be deemed to be references to “less than 50%.”

In the event that the Merger Agreement is terminated by Avanir after effecting a Company Board Recommendation Change as a result of the receipt of a Superior Proposal, Avanir is also required to pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, as a condition to the effectiveness of such termination.

In addition, in the event that the Merger Agreement is terminated by Parent as a result of (i) a Company Board Recommendation Change, (ii) Avanir’s failure to include its recommendation in favor of the Offer in the Schedule 14D-9 or reaffirm such recommendation within 10 business days after an Acquisition Proposal has been publicly disclosed, (iii) the Avanir board of directors’ failure to recommend that the Avanir stockholders reject a competing tender offer launched by a third party unaffiliated with Parent or (iv) Avanir’s breach of the provisions of the Merger Agreement pertaining to non-solicitation and Company Board Recommendation Change; in each Avanir shall pay to Parent the Termination Fee, within two (2) business days after demand by Parent, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. The payment by Orange of the Termination Fee shall be the sole and exclusive remedy of Parent and Purchaser in the event of a termination of the Merger Agreement by Parent pursuant to this paragraph.

Availability of Specific Performance. The parties have agreed that if any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur and, in such circumstance, the parties would be entitled to an injunction to prevent breaches of the Merger Agreement and to enforce specifically the Merger Agreement’s terms. The parties have also agreed that they would not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other party has an adequate remedy at law or that any such relief is not an appropriate remedy.

Expenses. All fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and/or the Merger is consummated.

Confidentiality Agreement

The following is a summary of certain provisions of the Mutual Non-Disclosure Agreement, dated May 13, 2013 between Avanir and Parent, as amended by the First Amendment to Non-Disclosure Agreement dated July 16, 2013 and the Second Amendment to Non-Disclosure Agreement dated September 2, 2014. This summary is qualified in its entirety by reference to such agreement, which is incorporated herein by reference, and a copy of which has been filed as an exhibit to the Schedule TO. Such agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 — “Certain Information Concerning Parent and Purchaser.” Stockholders and other interested parties should read such agreement for a more complete description of the provisions summarized below.

On May 13, 2013 Avanir and Parent entered into a Mutual Non-Disclosure Agreement, which was subsequently amended on July 16, 2013 and September 2, 2014 (the “Confidentiality Agreement”), pursuant to which each party agreed, subject to certain exceptions, that any information furnished to it or to its representatives by or on behalf of the other party would be considered confidential information and, for a period of nine years from the date of the Confidentiality Agreement, would be kept confidential and be used only for purposes of evaluating a possible transaction. The parties agreed that they would only disclose the confidential information to their representatives who have a “need to know” for the purposes of evaluating a possible transaction or as may be required by law. Under the Confidentiality Agreement, Parent also agreed, among other things, to certain “standstill” provisions for the protection of Avanir for a period of five years from the date of the Confidentiality Agreement and that, subject to certain limited exceptions, during the term of the Confidentiality Agreement and for one year thereafter, Parent would not solicit Avanir’s employees.

12.	Purpose of the Offer; Plans for Avanir.

Purpose of the Offer. The purpose of the Offer is for Purchaser to acquire control of, and the entire equity interest in, Avanir. The Offer, as the first step in the acquisition of Avanir, is intended to facilitate the acquisition of all of the outstanding Shares. The purpose of the Merger is to acquire all of the outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, subject to the satisfaction or waiver of the conditions to the obligations of Parent and Purchaser to effect the Merger contained in the Merger Agreement, Purchaser intends to consummate the Merger as promptly as practicable following the acceptance of the Shares in the Offer.

If you sell your Shares in the Offer, you will cease to have any equity interest in Avanir or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in Avanir. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of Avanir.

Short-Form Merger. If the Offer is consummated, we do not anticipate seeking the approval of Avanir’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger without a vote of the stockholders of Avanir in accordance with Section 251(h) of the DGCL. Avanir stockholders who do not tender their Shares in the Offer will be entitled to appraisal rights under Delaware law, provided that the relevant requirements under the DGCL have been satisfied which, among other things, will require delivery of notice demanding appraisal rights prior to the consummation of the Offer, and (ii) Avanir stockholders who do not validly exercise appraisal rights under Delaware law will receive the same cash consideration for their Shares as was payable in the Offer following the consummation of the Merger. See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement; Section 17 — “Appraisal Rights.”

At the Effective Time, the bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws. At the Effective Time, the certificate of incorporation of Avanir shall be amended and restated in its entirety to read identically to the certificate of incorporation of Purchaser, as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation; provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Avanir Pharmaceuticals, Inc.” The directors of Purchaser immediately prior to the Effective Time will become the directors of the Surviving Corporation and the officers of Avanir immediately prior to the Effective Time shall become the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

Except as set forth in this Offer to Purchase, including as contemplated in this Section 12 — “Purpose of the Offer, Plans for Avanir — Plans for Avanir,” Parent and Purchaser have no present plans or proposals that would relate to or result in (1) any extraordinary corporate transaction involving Avanir or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (2) any sale or transfer of a material amount of assets of Avanir or any of its subsidiaries, (3) any material change in Avanir’s capitalization or dividend policy, (4) any other material change in Avanir’s corporate structure or business or (5) composition of its management or board of directors.

13.	Certain Effects of the Offer

Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

Nasdaq Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NASDAQ Global Select Market. According to the published guidelines of The NASDAQ Stock Market LLC, NASDAQ would consider disqualifying the Shares for listing on the NASDAQ Global Select Market if, among other possible grounds, (a) the total number of holders of record and holders of beneficial interest, taken together, in Shares falls below 400, (b) the bid price for a Share over a 30 consecutive business day period is less than $1.00, or (c)(i) the Company has stockholders’ equity of less than $10 million, the number of publicly held Shares falls below 750,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $5 million or there are fewer than two active and registered market makers in the Shares over a ten consecutive business day period, (ii) the number of publicly-held Shares falls below 1,100,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $15 million, there are fewer than four active and registered market makers in the Shares over a ten consecutive business day period, or the market value of the Company’s listed securities is less than $50 million over a ten consecutive business day period, or (iii) the number of publicly-held shares falls below 1,100,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $15 million, there are fewer than four active and registered market makers in the Shares over a ten consecutive business day period, or the Company’s total assets and total revenue is less than $50 million each for the most recently completed fiscal year (or in two of the last three fiscal years). Shares held by officers or directors of the Company, or by any beneficial owner of more than 10 percent of the Shares, will not be considered as being publicly-held for this purpose. According to the Company, as of December 11, 2014, there were approximately 193,811,203 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are either no longer eligible for the NASDAQ Global Select Market or are delisted from NASDAQ altogether, the market for Shares will be adversely affected.

If NASDAQ were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be the same, greater or less than the Offer Price. Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier, as discussed above.

Margin Regulations. The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Avanir (as the Surviving Corporation in the Merger) to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Avanir to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Avanir, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Avanir and persons holding “restricted securities” of Avanir to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for listing on the NASDAQ Global Select Market. We intend and will cause Avanir to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met. If registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

14.	Dividends and Distributions.

The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Parent, Avanir will not, and will not permit its subsidiaries to, declare, set aside for payment or pay any dividends or make other distributions, payable in cash, stock or property, with respect to the capital stock of Avanir or any subsidiary of Avanir, other than cash dividends paid by wholly owned subsidiaries to Avanir or its other wholly owned subsidiaries.

15.	Certain Conditions of the Offer.

For the purposes of this Section 15, capitalized terms used but not defined herein have the meanings set forth in the Merger Agreement. Notwithstanding any other provision of the Offer, but subject to compliance with the terms and conditions of the Merger Agreement, and in addition to (and not in limitation of) the obligations of Purchaser to extend the Offer pursuant to, the terms and conditions of the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e 1(c) promulgated under the Exchange Act (relating to the obligation of Purchaser to pay for or return tendered Shares promptly after termination or withdrawal of the Offer)), pay for any Shares that are validly tendered pursuant to the Offer and not withdrawn prior to the expiration of the Offer, and may extend, terminate or amend the Offer, in each case, only to the extent provided by the Merger Agreement, in the event that, as of immediately prior to the expiration of the Offer: (A) any waiting period (and extensions thereof) applicable to the transactions contemplated by the Merger Agreement under the HSR Act shall not have expired or been terminated; (B) the Minimum Condition shall not have been satisfied; or (C) any of the following shall have occurred and continue to exist:

(a) any Governmental Authority of competent jurisdiction in the United States shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer, the acquisition of Shares by Parent or Purchaser, or the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Shares by Parent or Purchaser, or the Merger in the United States, or (ii) issued or granted any Order that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer or the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States;

(b) (i) the representations and warranties of Avanir set forth in Sections 4.6(a) through (c) (regarding capitalization and equity awards of Avanir) of the Merger Agreement shall not be true and correct in all material respects at and as of the date of the Merger Agreement and at the expiration of the Offer as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date); (ii) any of the representations and warranties of Avanir in Section 4.1(a) (regarding organization and qualification) of the Merger Agreement that is qualified as to “materiality” or “Company Material Adverse Effect” shall not be true and correct in all respects, or any such representation or warranty that is not so qualified as to “materiality” or “Company Material Adverse Effect” shall not be true and correct in all material respects, in each case, at and as of the date of the Merger Agreement and at the expiration of the Offer as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date) and (iii) any other representation and warranty of Avanir in the Agreement (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) shall not be true and correct in all respects at and as of the date of the Merger Agreement and at the expiration of the Offer as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), except where the failure to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect;

(c) Avanir shall have failed to perform in all material respects any obligations, agreements or covenants to be performed, or complied with, by it under the Merger Agreement at or prior to the expiration of the Offer;

(d) a Company Material Adverse Effect shall have arisen or occurred following the execution and delivery of the Merger Agreement that is continuing; or

(e) the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to such condition, and, other than the Minimum Condition, the Antitrust Condition, or the condition requiring that the Offer have not become illegal pursuant to any law or order promulgated by a governing authority, may be waived by Parent or Purchaser in whole or in part at any time and from time to time in the sole and absolute discretion of Parent or Purchaser, subject in each case to the terms of the Merger Agreement and applicable laws. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

16.	Certain Legal Matters; Regulatory Approvals.

General. Except as described in this Section 16, based on our examination of publicly available information filed by Avanir with the SEC and other information concerning Avanir, we are not aware of any governmental license or regulatory permit that appears to be material to Avanir’s business that might be adversely affected by our acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, we currently contemplate that, except as described below under “State Takeover Statutes,” such approval or other action will be sought. While we do not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Avanir’s business, any of which under certain conditions specified in the Merger Agreement, could cause us to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15 — “Certain Conditions of the Offer.”

Antitrust Compliance. Under the HSR Act certain transactions may not be consummated until specified information and documentary material (“Premerger Notification and Report Forms”) have been furnished to the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements of the HSR Act apply to the acquisition of Shares in the Offer and the Merger.

Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer (and the Merger) with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. This period will begin when Parent files such Premerger Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger. Under the HSR Act, the required waiting period will expire at 11:59 pm, New York City time on the 15th calendar day after the filing by Parent, unless earlier terminated by the FTC and the Antitrust Division or Parent receives a request for additional information or documentary material (“Second Request”) from either the FTC or the Antitrust Division prior to that time. If a Second Request issues, the waiting period with respect to the Offer (and the Merger) would be extended for an additional period of ten calendar days following the date of Parent’s substantial compliance with that request. If either the 15-day or ten-day waiting period expires on a Saturday, Sunday or federal holiday, then the period is extended until 11:59 p.m. of the next day that is not a Saturday, Sunday or federal holiday. Only one extension of the waiting period pursuant to a Second Request is authorized by the HSR Act rules. After that time, the waiting period could be extended only by court order or with Parent’s consent. The FTC or the Antitrust Division may terminate the additional ten-day waiting period before its expiration. Complying with a Second Request can take a significant period of time. Although Avanir is also required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither Avanir’s failure to make its filing nor comply with its own Second Request in a timely manner will extend the waiting period with respect to the purchase of Shares in the Offer (and the Merger).

The FTC and the Antitrust Division frequently scrutinize the legality under the U.S. antitrust laws of transactions, such as Purchaser’s acquisition of the Shares in the Offer and the Merger. At any time before or after Purchaser’s purchase of Shares in the Offer and the Merger, the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking (1) to enjoin the purchase of Shares in the Offer and the Merger, (2) the divestiture of Shares purchased in the Offer and Merger or (3) the divestiture of substantial assets of Parent, Avanir or any of their respective subsidiaries or affiliates. Private parties, as well as state attorneys general, also may bring legal actions under the antitrust laws under certain circumstances. See Section 15 — “Certain Conditions of the Offer” of this Offer to Purchase for certain information regarding the conditions to the Offer, including conditions with respect to certain governmental actions in connection with the Offer and the Merger.

Foreign Laws. The antitrust and competition laws of certain foreign countries often apply to transactions such as the Offer and the Merger and filings and notifications may be required when such laws are applicable. Parent and Avanir do not believe that any such filings are required in connection with the Offer or the Merger.

State Takeover Laws. A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

As a Delaware corporation, Avanir is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.”

Avanir has represented to us in the Merger Agreement that it has taken all action required to be taken in order to exempt the Merger Agreement, the other agreements contemplated by the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, from any requirements of any “fair price,” “moratorium,” “control share acquisition,” or other similar anti-takeover laws of any jurisdiction, including Section 203 of the DGCL.

Avanir, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15 — “Certain Conditions of the Offer.”

Certain Litigation. Between December 4, 2014 and December 11, 2014, several plaintiffs filed purported class action lawsuits on behalf of themselves and other Avanir stockholders against various defendants including Avanir, its directors, Purchaser and Parent in connection with the proposed Merger. The eight purported class actions were brought in the Court of Chancery of the State of Delaware by named plaintiffs John Kim, filed December 4, 2014; Adeline Speer, filed December 5, 2014; Henri Minette, filed December 5, 2014; Douglas Las Wengell, filed December 5, 2014; Samuel Shoneye, filed December 9, 2014; Jason Brenden, filed December 10, 2014; Virgil Presta, filed December 10, 2014; and Mark Therrien, filed December 11, 2014. The lawsuits allege, generally, that the Avanir director defendants breached their fiduciary duties to Avanir shareholders, and that the other defendants aided and abetted such breaches, by seeking to sell Avanir through an allegedly defective process, for an unfair price, and on unfair terms. The lawsuits seek, among other things, equitable relief that would enjoin the consummation of the proposed Merger, rescission of the proposed Merger (to the extent the proposed Merger has already been consummated), damages, and attorneys’ fees and costs.

No Stockholder Approval. Avanir has represented in the Merger Agreement that the execution, delivery and performance of the Merger Agreement by Avanir and the consummation by Avanir of the Offer and the Merger have been duly and validly authorized by all necessary corporate action on the part of Avanir, and no other corporate proceedings on the part of Avanir are necessary to authorize the Merger Agreement or to consummate the Offer and the Merger (other than the filing and recordation of appropriate merger documents as required by the DGCL). If the Offer is consummated, we do not anticipate seeking the approval of Avanir’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, subject to certain statutory provisions, if following consummation of a successful tender offer for a public corporation, the acquiror holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiror can effect a merger without any action of the other stockholders of the target corporation. Therefore, Avanir, Parent and the Purchaser have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer, without a meeting of the stockholders of Avanir to adopt the Merger Agreement, in accordance with Section 251(h) of the DGCL.

17.	Appraisal Rights.

No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger takes place pursuant to Section 251(h) of the DGCL stockholders who have not tendered their Shares pursuant to the Offer and who comply with the applicable legal requirements will have appraisal rights under Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you comply with the applicable legal requirements under the DGCL, you will be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares, together with a fair rate of interest, as determined by such court. This value may be the same, more or less than the price that the Purchaser is offering to pay you in the Offer. Moreover, the Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of such Shares is less than the price paid in the Offer and the Merger.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL. Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should review the discussion of appraisal rights in the Schedule 14D-9 as well as Section 262 of the DGCL, attached as Annex II to the Schedule 14D-9, carefully because failure to timely and properly comply with the procedures specified may result in the loss of appraisal rights under the DGCL.

As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL with respect to Shares held immediately prior to the Effective Time, such stockholder must do all of the following:

•	within the later of the consummation of the Offer, which shall occur on the date on which acceptance and payment for Shares occurs, and twenty days after the date of mailing of the notice of appraisal rights in the Schedule 14D-9 (which date of mailing is December 12, 2014), deliver to Avanir at the address indicated below, a demand in writing for appraisal of such Shares, which demand must reasonably inform Avanir of the identity of the stockholder and that the stockholder is demanding appraisal;

•	not tender such Shares in the Offer; and

•	continuously hold of record such Shares from the date on which the written demand for appraisal is made through the Effective Time.

All written demands for appraisal should be addressed to Avanir Pharmaceuticals, Inc., 30 Enterprise, Suite 400, Aliso Viejo, California 92656, attention: Corporate Secretary.

The foregoing summary of the rights of Avanir’s stockholders to seek appraisal rights under Delaware law is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex II to the Schedule 14D-9.

The information provided above is for informational purposes only with respect to your alternatives if the Merger is completed. If you tender your shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your shares but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

18.	Fees and Expenses.

Parent and Purchaser have retained Innisfree M&A Incorporated to be the Information Agent and American Stock Transfer & Trust Company, LLC to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding to their customers materials relating to the Offer. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

19.	Miscellaneous.

The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, the Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort, the Purchaser cannot comply with the state statute, the Purchaser will not make the Offer to, nor will the Purchaser accept tenders from or on behalf of, the holders of Shares in that state. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Purchaser, the Depositary, or the Information Agent for the purpose of the Offer.

Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. Avanir is required under the rules of the SEC to file its Solicitation/Recommendation Statement with the SEC on Schedule 14D-9 no later than 10 business days from the date of this Offer to Purchase, setting forth the recommendation of the Avanir board of directors with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may, when filed, be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7 — “Certain Information Concerning Avanir” above.

Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, the Purchaser, Avanir or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Neither the Offer nor this Offer to Purchase and the Letter of Transmittal constitutes a solicitation of proxies for any meeting of Avanir’s stockholders. Any such solicitation that we or any of our affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

Bigarade Corporation

December 12, 2014

SCHEDULE I

INFORMATION RELATING TO PARENT AND PURCHASER

1.	Directors and Officers of Parent (Otsuka Pharmaceutical Co., Ltd.)

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Parent are set forth below. Unless otherwise specified below, the business address and phone number of each such director and executive officer is 2-9 Kanda, Tsukasa-machi, Chiyoda-ku, Tokyo 101-8535, Japan, +81-3-6717-1400, and each is a citizen of Japan.

Name and Position, Business Address (if applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Taro Iwamoto Representative Director & President Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan +81-3-6717-1400	Representative Director & President, Otsuka Pharmaceutical Co., Ltd., June 2008 to Present.

Masayuki Umeno Representative Director & Vice President Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan +81-3-6717-1400

Representative Director & Vice President, Otsuka Pharmaceutical Co., Ltd., June 2013 to Present.

Representative Director & Vice President & In Charge of OIAA (Otsuka International Asia/Arab) Business, Otsuka Pharmaceutical Co., Ltd., December 2012 to June 2013.

Representative Director & Vice President, Otsuka Pharmaceutical Co., Ltd., June 2011 to December 2012.

Executive Director (Board Member) & Vice President, Otsuka Pharmaceutical Co., Ltd., June 2008 to June 2011.

Hiroshi Inaka Senior Managing Director (Board Member) & General Manager, Production Headquarters 463-10 Kagasuno, Kawauchi-cho, Tokushima 771-0192, Japan +81-88-665-2126

Senior Managing Director (Board Member) (In charge of Production), Otsuka Pharmaceutical Co., Ltd., June 2014 to Present.

Senior Managing Director (Board Member) & General Manager, Production Headquarters, Otsuka Pharmaceutical Co., Ltd., June 2013 to June 2014.

Senior Managing Director (Board Member) (In charge of Production), Otsuka Pharmaceutical Co., Ltd., June 2012 to June 2013.

Executive Director (Board Member) (In charge of Production) & Executive Operating Officer, Otsuka Pharmaceutical Co., Ltd., June 2011 to June 2012.

Executive Operating Officer & General Manager, Production Headquarters & Project Leader, New Formulation, Otsuka Pharmaceutical Co., Ltd., June 2009 to June 2011.

Name and Position, Business Address (if applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Tatsuro Watanabe Managing Director (Board Member), HR & Legal Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan +81-3-6717-1400

Executive Director (Board Member), Otsuka Holdings Co., Ltd., Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan, June 2014 to Present.

Managing Director (Board Member), HR & Legal, Otsuka Pharmaceutical Co., Ltd., June 2010 to Present.

Managing Director (Board Member), HR, Administration, Legal and Business Planning Liaison, Otsuka Pharmaceutical Co., Ltd., June 2008 to June 2010.

Tatsuo Higuchi Executive Director (Board Member) Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan +81-3-6717-1400

Executive Director (Board Member), Otsuka Pharmaceutical Co., Ltd., June 2008 to Present.

Representative Director & President, Otsuka Holdings Co., Ltd., Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan, July 2008 to Present.

Susumu Tamai

Executive Director (Board Member) & Executive Operating Officer & General Manager, Pharmaceutical Marketing Headquarters

Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan

+81-3-6717-1400

Executive Director (Board Member) & Executive Operating Officer & General Manager, Pharmaceutical Marketing Headquarters, Otsuka Pharmaceutical Co., Ltd., January 2012 to Present.

Executive Operating Officer & General Manager, Pharmaceutical Marketing Headquarters, Otsuka Pharmaceutical Co., Ltd., June 2007 to January 2012.

Shotaro Ito Operating Officer & General Manger, Tokushima Headquarters 463-10 Kagasuno, Kawauchi-cho, Tokushima 771-0192, Japan +81-88-665-2126

Operating Officer & General Manger, Tokushima Headquarters, Otsuka Pharmaceutical Co., Ltd., June 2011 to Present.

Director, Administration Department of Tokushima Headquarters, Otsuka Pharmaceutical Co., Ltd., April 2006 to June 2011.

Mitsuo Hamamoto Senior Operating Officer & Deputy General Manager, Headquarters of New Product Evaluation and Development 3-2-27, Ote-Dori, Chuo-Ku, Osaka 540-0021, Japan +81-6-6943-7722

Senior Operating Officer, Otsuka Pharmaceutical Co., Ltd., June 2007 to Present:

Deputy General Manager, Headquarters of New Product Evaluation and Development, March 2014 to Present,

Leader, Small Global Development of Headquarters of New Product Evaluation and Development, August 2011 to March 2014,

Sub Leader, Small Global Development of Headquarters of New Product Evaluation and Development, January 2011 to August 2011,

Leader, Small Global Development of Headquarters of New Product Evaluation and Development, June 2009 to January 2011.

Name and Position, Business Address (if applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Yoshiaki Kanzaki Senior Operating Officer & Associate General Manager, Pharmaceutical Product Division Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan +81-3-6717-1400

Senior Operating Officer, Otsuka Pharmaceutical Co., Ltd., April 2009 to Present,

Associate General Manager, Pharmaceutical Product Division, June 2014 to Present,

Director, Administration Department, October 2013 to March 2014,

Director, Department of Strategic Think and Business Execution, June 2013 to October 2013,

Director, Accounting Department, April 2009 to June 2013.

Kiyotaka Otsubo Senior Operating Officer & Director, Accounting Department Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan +81-3-6717-1400

Senior Operating Officer & Director, Accounting Department, Otsuka Pharmaceutical Co., Ltd., June 2013 to Present.

Senior Operating Officer, Secondment to Otsuka Holdings Co., Ltd., July 2008 to June 2013, Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108- 8242, Japan.

Katsura Tottori Senior Operating Officer & Director, HR Department, Assigned to Tokushima Headquarters 463-10 Kagasuno, Kawauchi-cho, Tokushima 771-0192, Japan +81-88-665-2126

Senior Operating Officer & Director, HR Department, Assigned to Tokushima Headquarters (In charge of Research and Production) & Project Leader, Diversity Propulsion Project & Project Leader, Otsuka Childcare Center Project, Otsuka Pharmaceutical Co., Ltd., June 2010 to Present.

Operating Officer & Director, HR Department, Assigned to Tokushima Headquarters (In charge of Research and Production) & Project Leader, Diversity Propulsion Project & Project Leader, Otsuka Childcare Center Project, Otsuka Pharmaceutical Co., Ltd., June 2009 to June 2010.

Tetsuya Tachikawa Senior Operating Officer & Director, Licensing Department of Pharmaceutical Business Division 3-2-27, Ote-Dori, Chuo-Ku, Osaka 540-0021, Japan +81-6-6943-7722

Senior Operating Officer & Director, Licensing Department of Pharmaceutical Business Division, Otsuka Pharmaceutical Co., Ltd., June 2013 to Present.

Operating Officer & Director, Licensing Department of Pharmaceutical Business Division, Otsuka Pharmaceutical Co., Ltd., June 2009 to June 2013.

Masuhiro Yoshitake Executive Operating Officer & Global Project Leader, TB Project 3-2-27, Ote-Dori, Chuo-Ku, Osaka 540-0021, Japan +81-6-6943-7722	Executive Operating Officer & Global Project Leader, TB Project, June 2009 to Present.

Name and Position, Business Address (if applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Makoto Inoue

Senior Operating Officer In charge of Marketing and Product Development, Nutraceuticals Division & Director, Promotion and Advertisement Department

Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan

+81-3-6717-1400

Senior Operating Officer, Otsuka Pharmaceutical Co., Ltd., June 2009 to Present;

In charge of Marketing and Product Development, Nutraceuticals Division & Director, Promotion and Advertisement Department, October 2014 to Present,

Nutraceuticals Division, September 2013 to October 2014,

Deputy General Manager, Pharmaceutical Products Division, April 2012 to September 2013,

Deputy General Manager, Pharmaceutical Business Division & Director, Therapeutic Application Department, October 2009 to April 2012,

Deputy General Manager, Pharmaceutical Business Division, June 2009 to October 2009.

Takashi Azuma Senior Operating Officer, Strategic Management, Nutraceuticals Division Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan +81-3-6717-1400

Senior Operating Officer, Otsuka Pharmaceutical Co., Ltd., December 2012 to Present;

Strategic Management, Nutraceuticals Division, December 2013 to Present,

Leader, Soylution Project of Nutraceuticals Division, June 2013 to December 2013,

Director, Product Marketing Department of Nutraceuticals Division, December 2012 to June 2013.

Operating Officer, Otsuka Pharmaceutical Co., Ltd., January 2010 to December 2012;

General Manager, OIAA (Otsuka International Asia/Arab) Division (In charge of Nutraceuticals), June 2010 to December 2012,

General Manager, OIAA (Otsuka International Asia/Arab) Division, January 2010 to June 2010.

Leader, Nutrition and Sante Project, Nutraceuticals Division & Director, Sales Planning Division, Otsuka Pharmaceutical Co., Ltd., January 2010 to January 2010.

Leader, Nutrition and Sante Project, Marketing Headquarters of Nutraceuticals Division, Otsuka Pharmaceutical Co., Ltd., July 2009 to January 2010.

Name and Position, Business Address (if applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Shouzou Yamazaki

Operating Officer & General Manager, Nutraceuticals Marketing Headquarters, Nutraceuticals Division

Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan

+81-3-6717-1400

Operating Officer, Nutraceuticals Division, Otsuka Pharmaceutical Co., Ltd., June 2011 to Present;

General Manager, Nutraceuticals Marketing Headquarters & Director in Charge of National Retail Accounts, September 2014 to Present,

General Manager, Nutraceuticals Marketing Headquarters, January 2014 to September 2014,

Osaka Branch Manager for Consumer Products, March 2012 to January 2014,

Director, Sales Department, June 2011 to February 2012.

Director, Sales Department of Nutraceuticals Division, Otsuka Pharmaceutical Co., Ltd., January 2011 to June 2011.

Tokyo Branch Manager for Consumer Products, Nutraceuticals Division, Otsuka Pharmaceutical Co., Ltd., November 2009 to December 2010.

Shinji Iizuka Senior Operating Officer & General Manager, Diagnostic Division Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan +81-3-6717-1400

Senior Operating Officer & General Manager, Diagnostic Division, Otsuka Pharmaceutical Co., Ltd., June 2013 to Present.

Operating Officer & General Manager, Diagnostic Division, Otsuka Pharmaceutical Co., Ltd., June 2009 to June 2013.

Akiyoshi Ozawa Operating Officer & Director, Compliance Liaison Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan +81-3-6717-1400

Operating Officer & Director, Administration Department, Otsuka Pharmaceutical Co., Ltd, June 2014 to Present.

Operating Officer & Director, Compliance Liaison, Otsuka Pharmaceutical Co., Ltd., June 2011 to June 2014.

Fukuoka Branch Manager for Consumer Products, Nutraceuticals Division, Otsuka Pharmaceutical Co., Ltd., July 2009 to June 2011.

Tokushima Branch Manager for Consumer Products, Nutraceuticals Division, Otsuka Pharmaceutical Co., Ltd., April 2007 to July 2009.

Kazuya Inagaki

Operating Officer, Pharmaceutical Business Division (Secondment to Otsuka America Pharmaceutical, Inc.)

Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan

+81-3-6717-1400

Operating Officer, Pharmaceutical Business Division (Secondment to Otsuka America Pharmaceutical, Inc.), December 2013 to Present.

Operating Officer, Pharmaceutical Business Division (In Charge of U.S. Pharmaceutical Production), Otsuka Pharmaceutical Co., Ltd., June 2013 to December 2013.

Operating Officer & General Manager, Production Headquarters, Otsuka Pharmaceutical Co., Ltd., September 2011 to June 2013.

Name and Position, Business Address (if applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Operating Officer & Plant Manager of Saga Factory, Otsuka Pharmaceutical Co., Ltd., June 2011 to August 2011.

Plant Manager of Saga Factory, Otsuka Pharmaceutical Co., Ltd., June 2010 to June 2011.

Plant Manager of Takasaki Factory, Otsuka Pharmaceutical Co., Ltd., October 2007 to May 2010.

Yoshihiro Bando Operating Officer, OIAA (Otsuka International Asia/Arab) Division 3-2-27, Ote-Dori, Chuo-Ku, Osaka 540-0021, Japan +81-6-6943-7722

Operating Officer, Otsuka Pharmaceutical Co., Ltd., April 2006 to Present;

OIAA (Otsuka International Asia/Arab) Division, Director General & Chairman, P.T. Amerta Indah Otsuka, Wisma Pondok Indah 1, Lantai 7 Jl. Sultan Iskandar Muda kav. V-TA Jakarta 12310, Indonesia, August 2013 to Present,

OIAA (Otsuka International Asia / Arab) Division, (In charge of Nutraceuticals), June 2013 to August 2013,

Leader, Soylution Project, Nutraceuticals Division, May 2013 to June 2013,

Tokyo Branch Manager for Consumer Products, Nutraceuticals Division, March 2012 to May 2013,

OIAA (Otsuka International Asia / Arab) Division, President, P.T. Amerta Indah Otsuka, January 2010 to March 2012,

General Manager, OIAA (Otsuka International Asia / Arab) Division, President, P.T. Amerta Indah Otsuka, September 2009 to January 2010,

OIAA (Otsuka International Asia / Arab) Division, President, P.T. Amerta Indah Otsuka, June 2009 to September 2009.

Chikako Usami

Operating Officer, Pharmaceutical Products Division (In charge of Pharmaceutical Products Planning)

Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan

+81-3-6717-1400

Operating Officer, Pharmaceutical Products Division (In charge of Global Pharmaceutical Business), Otsuka Pharmaceutical Co., Ltd., June 2011 to Present.

Director of Office of the President & Director, Pharmaceutical Business Planning, Otsuka Pharmaceutical Co., Ltd., August 2008 to June 2011.

Name and Position, Business Address (if applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Yoshiko Wakana

Operating Officer & Director, Sales Department of Dermatologicals & Ophtalmologicals, Pharmaceutical Marketing Headquarters

Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan

+81-3-6717-1400

Operating Officer & Director, Sales Department of Dermatologicals & Ophthalmologicals, Pharmaceutical Marketing Headquarters, Otsuka Pharmaceutical Co., Ltd., September 2013 to Present.

Operating Officer and General Manager, Division of Ophthalmologicals and Dermatologicals, Otsuka Pharmaceutical Co., Ltd., June 2011 to August 2013.

Manager, Pharmaceutical Section 3 of Omiya Branch, Pharmaceutical Marketing Headquarters, Otsuka Pharmaceutical Co., Ltd., March 2010 to June 2011.

Marketing Coordinate Team, Pharmaceutical Marketing Headquarters, Otsuka Pharmaceutical Co., Ltd., October 2009 to February 2010.

Koji Ueda Operating Office, TB Project (In Charge of China), Pharmaceutical Products Division 3-2-27, Ote-Dori, Chuo-Ku, Osaka 540-0021, Japan +81-6-6943-7722

Operating Officer, Otsuka Pharmaceutical Co., Ltd., March 2008 to Present;

TB Project (In Charge of China), Pharmaceutical Business Division (Stationed in Tokyo), October 2014 to Present,

TB Project (In Charge of China), Pharmaceutical Business Division (Assigned to Otsuka Beijing Research Institute (OBRI) ), March 2012 to October 2014,

TB Project (In Charge of China), Pharmaceutical Business Division, June 2011 to March 2012,

TB Project (In Charge of Asia), Pharmaceutical Business Division, January 2011 to June 2011,

Nutraceuticals Division, June 2010 to January 2011,

OIAA (Otsuka International Asia / Arab) Division (In charge of India), November 2009 to June 2010.

Chiaki Sakurai Senior Operating Officer & Leader, Cosmedics Department of Nutraceuticals Division Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan +81-3-6717-1400

Senior Operating Officer & Leader, Cosmedics Department of Nutraceuticals Division, Otsuka Pharmaceutical Co., Ltd., June 2012 to Present.

Operating Officer & Leader, Cosmedics Department of Nutraceuticals Division, Otsuka Pharmaceutical Co., Ltd., September 2010 to June 2012.

Leader, New Commercial Project of Nutraceuticals Division, Otsuka Pharmaceutical Co., Ltd., April 2010 to September 2010.

Sub-Leader, New Commercial Project of Nutraceuticals Division, Otsuka Pharmaceutical Co., Ltd., June 2008 to April 2010.

Name and Position, Business Address (if applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Toshio Shiba Operating Officer, Compliance and Ethics Department Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan +81-3-6717-1400

Operating Officer, Compliance and Ethics Department, Otsuka Pharmaceutical Co., Ltd., June 2014 to Present.

Operating Officer & General Manager, Internal Control Department, Otsuka Holdings Co., Ltd., July 2008 to Present, Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan.

Nobuhisa Kawawaki

Senior Operating Officer in Charge of Business Planning Liaison & Project Leader, Global Transparency Project

Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan

+81-3-6717-1400

Senior Operating Officer, Business Planning Liaison, Otsuka Pharmaceutical Co., Ltd., June 2010 to Present;

Project Leader, Global Transparency Project, January 2014 to Present,

Director & Project Leader, Global Transparency Project, August 2013 to December 2013,

Director, June 2010 to August 2013.

Operating Officer & Director, Department of Business Planning Liaison, Otsuka Pharmaceutical Co., Ltd., October 2006 to June 2010.

Akiko Ryu Senior Operating Officer & Director, Public Relations Department Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan +81-3-6717-1400

Senior Operating Officer, Otsuka Pharmaceutical Co., Ltd., January 2009 to Present;

Director, Public Relations Department, April 2011 to Present,

Nutraceuticals Division (In charge of Marketing), January 2010 to April 2011,

General Manager, Nutraceuticals Marketing Headquarters, January 2009 to December 2009.

Daesik Eom Senior Operating Officer & Deputy General Manager, OIAA (Otsuka International Asia/Arab) Division Citizenship: Korea 3-2-27, Ote-Dori, Chuo-Ku, Osaka 540-0021, Japan +81-6-6943-7722

Senior Operating Officer & Deputy General Manager, OIAA (Otsuka International Asia/Arab) Division (In charge of Pharmaceutical Business), Otsuka Pharmaceutical Co., Ltd., September 2011 to Present.

President, Korea Otsuka Pharmaceuticals, September 1996 to September, 2011.

Hiroshi Sakamaki Executive Operating Officer in Charge of Purchasing and Otsuka Foods Co., Ltd. 3-2-27, Ote-Dori, Chuo-Ku, Osaka 540-0021, Japan +81-6-6943-7722

Executive Operating Officer, Otsuka Pharmaceutical Co., Ltd., June 2009 to Present;

In Charge of Purchasing and Otsuka Foods Co., Ltd., June 2014 to Present,

Director, Purchasing Department, December 2012 to June 2014,

Nutraceuticals Division (In charge of Marketing) & Director, Product Marketing Division, February 2012 to December 2012,

Name and Position, Business Address (if applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Product Marketing Department of Nutraceuticals Division, January 2012 to February 2012,

Director, Purchasing Department, June 2011 to January 2012,

General Manager, Tokushima Headquarters, December 2010 to June 2011,

Director, Purchasing Department, December 2009 to December 2010.

Koji Takaya Operating Officer & Sapporo Branch Manager for Consumer Products, Nutraceuticals Division Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan +81-3-6717-1400

Operating Officer, Otsuka Pharmaceutical Co., Ltd., April 2011 to Present;

Sapporo Branch Manager for Consumer Products, Nutraceuticals, Division, January 2014 to Present,

Director, Sales Department of Nutraceuticals Division, December 2012 to January 2014,

Director, Purchasing Department, January 2012 to December 2012,

Product Marketing Department of Nutraceuticals Division & Director, Product Marketing Department & Director, Promotion and Advertisement Department & SOYSH PMM, April 2011 to January 2012.

Director, Product Marketing Department of Nutraceuticals Division & Director, Promotion and Advertisement Department & SOYSH PMM, Otsuka Pharmaceutical Co., Ltd., December 2010 to April 2011.

Director, Product Marketing Department of Nutraceuticals Division & SOYSH PMM, Otsuka Pharmaceutical Co., Ltd., July 2010 to November 2011.

Director, Marketing and Advertisement Department at Wellness Product Office of Nutraceuticals Division, Otsuka Pharmaceutical Co., Ltd., October 2008 to July 2010.

Taku Seriu

Executive Operating Officer, Headquarters for Product Safety and Quality Assurance & General Manager, Headquarters of New Product Evaluation and Development

Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan

+81-3-6717-1400

Executive Operating Officer, Otsuka Pharmaceutical Co., Ltd., October 2012 to Present;

Headquarters for Product Safety and Quality Assurance (In charge of Medical Regulatory Affairs) & General Manager, Head Quarters of New Product Evaluation and Development, April 2014 to Present,

Headquarters for Product Safety and Quality Assurance (In charge of Medical Regulatory Affairs), November 2013 to March 2014,

Headquarters for Product Safety and Quality Assurance (In charge of Medical Regulatory Affairs) & Director, Pharmacovigilance (PV) Department, Otsuka Pharmaceutical Co., Ltd., October 2012 to Present.

Name and Position, Business Address (if applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Jian Kabe Operating Officer & Director, Pharmacovigilance (PV) Department Citizenship: France Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan +81-3-6717-1400	Operating Officer & Director, Pharmacovigilance Department (stationed in Tokyo), Otsuka Pharmaceutical Co., Ltd., November 2013 to Present.

Sumiko Hara

Operating Officer and Director, Headquarters of New Product Evaluation and Development (in charge of Global CNS Development & CNS)

3-2-27, Ote-Dori, Chuo-Ku, Osaka 540-0021, Japan

+81-6-6943-7722

Operating Officer and Director, Headquarters of New Product Evaluation and Development (in charge of Global CNS Development & CNS), Otsuka Pharmaceutical Co., Ltd., June 2014 to Present.

Director, Headquarters of New Product Evaluation and Development (in charge of CNS), April 2012 to June 2014.

Director in charge of CNS and Project Leader in charge of OPC-74960, Headquarters of New Product Evaluation and Development, Otsuka Pharmaceutical Co., Ltd., February 2011 to April 2012.

Project Leader, Headquarters of New Product Evaluation and Development, Otsuka Pharmaceutical Co., Ltd., November 2009 to October 2010;

In charge of OPC-34712 & 74960, May 2010 to February 2011,

In charge of OPC-34712, January 2010 to May 2010,

In charge of Abilify and OPC-34712, November 2011 to January 2010.

Junichi Hashimoto

Operating Officer and Deputy General Manager, Headquarters of New Product Evaluation and Development

Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan

+81-3-6717-1400

Deputy General Manager, Headquarters of New Product Evaluation and Development, Otsuka Pharmaceutical, Co., Ltd., December 2012 to Present;

Operating Officer, Department of Clinical Research and Development, June 2014 to Present,

Operating Officer and Director, Department of Clinical Research and Development (stationed in Tokyo), November 2013 to June 2014,

Stationed in Tokyo, December 2012 to November 2013.

Name and Position, Business Address (if applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Tomitsugu Nakabayashi

Operating Officer, in charge of Next-Generation Nutraceuticals Business Solution, Nutraceuticals Division

Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan

+81-3-6717-1400

Operating Officer (in charge of Next-Generation Nutraceuticals Business Solution), Otsuka Pharmaceutical Co., Ltd., June 2014 to Present,

Director (in charge of Market Development), Sales Department, Nutraceuticals, Nutraceuticals Division, Otsuka Pharmaceutical Co., Ltd., January 2014 to June 2014,

Director, Sales Promotion Department, Nutraceuticals Division, Otsuka Pharmaceutical Co., Ltd., January 2011 to January 2014,

Nagoya Branch Manager for Consumer Products, Nutraceuticals Division, Otsuka Pharmaceutical Co., Ltd., October 2009 to December 2010.

Toshihiro Tokumoto Senior Operating Officer & General Manager, Production Headquarters 463-10 Kagasuno, Kawauchi-cho, Tokushima 771-0192, Japan +81-88-665-2126	Senior Operating Officer & General Manager, Production Headquarters, Otsuka Pharmaceutical Co., Ltd., June 2014 to Present.

2.	Directors and Officers of Purchaser (Bigarade Corporation)

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Purchaser are set forth below. Unless otherwise specified below, the business address and phone number of each such director and executive officer is 2-9 Kanda, Tsukasa-machi, Chiyoda-ku, Tokyo 101-8535, Japan, +81-3-6717-1400, and each is a citizen of Japan.

Name and Position, Business Address (if applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Hirotaka Noma President

Senior Director, Department of Strategic Think and Business Execution & Global Pharmaceutical Business, Otsuka Pharmaceutical Co., Ltd., Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan, June 2013 to Present.

Associate Director, Accounting Department, Otsuka Pharmaceutical Co., Ltd., Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan, May 2005 to June 2013.

Hisanori Maei Secretary

Senior Director, Business Planning & Execution, Otsuka Pharmaceutical Europe Ltd., Gallions, Wexham Springs, Framewood Road, Wexham, SL3 6PJ, United Kingdom, March 2012 to Present.

Director, CNS Business Development — Europe, Pharmaceutical Business Division, Otsuka Pharmaceutical France SAS, 1 Rue Eugene et Armand Peugeot, 92508 Rueil-Malmaison Cedex, France, March 2011 to March 2012.

Name and Position, Business Address (if applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Senior Manager, CNS Business, Global Pharmaceutical Business, Otsuka Pharmaceutical Co., Ltd., Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan, August 2008 to March 2011.

Robert S. Sedor Treasurer	Vice-President, Finance & Treasurer, Otsuka America, Inc., One Embarcadero Center, Suite 2020, San Francisco, CA 94111, December 2000 to Present.

Lloyd Tepper Assistant Treasurer	Vice-President, Internal Audit, HR and Administration & Corporate Secretary, Otsuka America, Inc., One Embarcadero Center, Suite 2020, February 2006 to Present.

3.	Directors and Officers of Direct Parent (Otsuka America, Inc.)

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Purchaser are set forth below. Unless otherwise specified below, the business address and phone number of each such director and executive officer is One Embarcadero Center, Suite 2020, San Francisco, CA 94111, (415) 986-5300, and each is a citizen of Japan.

Name and Position, Business Address (if applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Noriko Tojo President & CEO

President & CEO, Otsuka America, Inc., April 2012 to Present.

Executive Director (Board Member), Otsuka Medical Devices Co., Ltd., Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan, February 2011 to Present.

Managing Director (Board Member), Business Planning, Otsuka Holdings Co., Ltd., Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan, August 2008 to June 2012.

Atsumasa Makise Chairman

Executive Director (Board Member) & Chairman, Otsuka America, Inc., April 2010 to Present.

Executive Director (Board Member) & Chairman & CEO, Otsuka America, Inc., May 2009 to April 2010.

Senior Managing Director (Board Member), Finance, Otsuka Holdings Co., Ltd., Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan, July 2008 to Present.

Norihiro Ashida Director (Board Member)

Executive Director (Board Member), Otsuka America, Inc., June 2014 to Present.

Executive Director (Board Member), Otsuka Medical Devices Co., Ltd., Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan, February 2011 to Present.

Executive Operating Officer & General Manager, Business Development and Planning, Otsuka Holdings Co., Ltd., Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan, July 2008 to Present.

Name and Position, Business Address (if applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Executive Operating Officer, Otsuka Pharmaceutical Co., Ltd., 2-9, Kanda Tsukasa-machi, Chiyoda-ku, Tokyo 101-8535, Japan, June 2008 to July 2008.

Executive Director (Board Member), MicroPort Scientific Corp., 501 Newton Road, Zhangjiang Hi-Tech Park, Shanghai 201203, The PRC, January 2004 to Present.

Shuichi Takagi Director (Board Member)

Executive Director (Board Member), Otsuka America, Inc., June 2014 to Present.

Director, Global Business and Finance, Otsuka Pharmaceutical Co., Ltd., Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan, January 2009 to Present

4.	Directors and Officers of Ultimate Parent (Otsuka Holdings Co., Ltd.)

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Purchaser are set forth below. Unless otherwise specified below, the business address and phone number of each such director and executive officer is Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan, +81-3-6717-1410, and each is a citizen of Japan.

Name and Position, Business Address (if applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Tatsuo Higuchi Representative Director & President	See description in Section 1, Directors and Officers of Parent.

Ichiro Otsuka Executive Director (Board Member) & Vice Chairman

Executive Director (Board Member) & Vice Chairman, Otsuka Holdings Co., Ltd., June 2014 to Present

Executive Director (Board Member) & Vice President, Otsuka Holdings Co., Ltd., June 2010 to June, 2014.

Executive Director (Board Member), Otsuka Holdings Co., Ltd., July 2008 to June 2010.

Atsumasa Makise Senior Managing Director (Board Member), Finance	See description in Section 3, Directors and Officers of Direct Parent.

Yoshiro Matsuo Managing Director (Board Member), Administration	Managing Director (Board Member), Administration, Otsuka Holdings Co., Ltd., July 2008 to Present.

Sadanobu Tobe Executive Director (Board Member)

Executive Director (Board Member), Otsuka Holdings Co., Ltd., June 2014 to Present.

President and Representative Director, Otsuka Foods Co., Ltd., 3-2-27, Ote-Dori, Chuo-Ku, Osaka 540-0021, Japan, November 2013 to Present.

Standing Audit & Supervisory Board Member, Otsuka Holdings Co., Ltd., June 2013 to June 2014.

Vice Chairman, Otsuka Foods, Co., Ltd., 3-2-27, Ote-Dori, Chuo-Ku, Osaka 540-0021, Japan, June 2012 to November 2013.

Name and Position, Business Address (if applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Chairman and Representative Director, Otsuka Chemical Co., Ltd., 3-2-27, Ote-Dori, Chuo-Ku, Osaka 540-0021, Japan, June 2011 to December 2011.

Vice Chairman and Representative Director, Otsuka Foods Co., Ltd., 3-2-27, Ote-Dori, Chuo-Ku, Osaka 540-0021, Japan, June 2009 to June 2012.

Tatsuro Watanabe Executive Director (Board Member)	See description in Section 1, Directors and Officers of Parent.

Yasuyuki Hirotomi Outside Executive Director (Board Member)

Outside Executive Director (Board Member), Otsuka Holdings Co., Ltd. from June 2013 to Present.

Executive Director (Board Member), The Kinki Osaka Bank, Ltd., June 2011 to Present, 1-4-27, Shiromi, Chuo-ku, Osaka 540-0001, Japan.

Representative Director & Vice President & Executive Operating Officer, Resona Bank, Limited, June 2009 to June 2011, 2-2-1, Bingomachi, Chuo-ku, Osaka 541-0051, Japan.

Executive Director (Board Member) & Executive Operating Officer, Resona Bank, Limited, June 2008 to June 2009, Bingomachi, Chuo-ku, Osaka 541-0051, Japan.

Executive Operating Officer, Resona Bank, Limited, April 2008 to June 2008, 2-2-1, Bingomachi, Chuo-ku, Osaka 541-0051, Japan.

Juichi Kawaguchi Outside Executive Director (Board Member)

Outside Executive Director (Board Member) Otsuka Holdings Co, Ltd. from June 2013 to Present.

Statutory Auditor, Osaka Sanso Kogyo Co., Ltd. (Present Name: Air LIQUIDE Japan Ltd.), December 1997 to December 2012, Granpark Tower 3-4-1, Shibaura, Minato-ku, Tokyo 108-8509, Japan.

Tadaaki Kounose Outside Executive Director (Board Member)

Outside Executive Director (Board Member), Otsuka Holdings Co., Ltd., June 2014 to Present.

Administrative Council Member, University of Miyazaki, a National University Corporation, 1-1, Gakuen Kibanadai-nishi, Miyazaki 889-2192, Japan, September 2011 to Present.

Special Advisor, MEGMILK SNOW BRAND Co., Ltd., 13, Honshiocho, Shinjuku-ku, Tokyo 160-8575, Japan, June 2011 to June 2014.

Director and Advisor, MEGMILK SNOW BRAND Co., Ltd., 13, Honshiocho, Shinjuku-ku, Tokyo 160-8575, Japan, April 2011 to June 2011.

President and Representative Director, MEGMILK SNOW BRAND Co., Ltd., 13, Honshiocho, Shinjuku-ku, Tokyo 160-8575, Japan, October 2009 to April 2011.

Name and Position, Business Address (if applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Kuniaki Natsume Senior Operating Officer & Director, Business Development and Planning

Senior Operating Officer & General Manager, Business Development and Planning, Otsuka Holdings Co., Ltd., January 2011 to Present.

Senior Operating Officer, Pharmaceutical Marketing Headquarters (In Charge of Product Training and Medical Science), Otsuka Pharmaceutical Co., Ltd., 2-9, Kanda Tsukasa-machi, Chiyoda-ku, Tokyo 101-8535, Japan, October 2010 to January 2011.

Senior Operating Officer & Head of Tokushima Laboratory, Otsuka Pharmaceutical Co., Ltd., 463-10 Kagasuno, Kawauchi-cho, Tokushima 771-0192, Japan, April 2010 to October 2010.

Norihiro Ashida Executive Operating Officer & Director, Business Development and Planning

Executive Operating Officer & General Manager, Business Development and Planning, Otsuka Holdings Co., Ltd., July 2008 to Present.

Executive Operating Officer, Otsuka Pharmaceutical Co., Ltd., 2-9, Kanda Tsukasa-machi, Chiyoda-ku, Tokyo 101-8535, Japan, June 2008 to July 2008.

Toshio Shiba Operating Officer & Director, Internal Control Department	See description in Section 1, Directors and Officers of Parent.

Manabu Kawata Senior Operating Officer & Director, Investor Relations Department	Senior Operating Officer & Director, Investor Relations Department, Otsuka Holdings Co., Ltd., May 2011 to Present.

Yozo Toba Senior Operating Officer (in charge of IT)

Senior Operating Officer (in charge of IT), Otsuka Holdings Co., Ltd., July 2014 to Present.

Executive Director (Board Member), Administration, Accounting, and IT, Otsuka Chemical Co., Ltd., 3-2-27, Ote-Dori, Chuo-Ku, Osaka 540-0021, Japan, January 2012 to Present.

Operating Officer, Corporate Finance and Accounting (in charge of IT), Otsuka Holdings Co., Ltd., December 2009 to December 2011.

Hiroshi Shirafuji Operating Officer, Medical Devices

Operating Officer (In Charge of Medical Devices), Otsuka Holdings Co., Ltd., November 2011 to Present.

Representative Director & President, KISCO Co., Ltd., 5-3-6, Minatojija-Minami-machi, Chuo-ku, Kobe 650-0047, Japan, November 2011 to Present.

Representative Director & President, Otsuka Medical Devices Co., Ltd., Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan, February 2011 to Present.

Representative Director & Chairman, JIMRO Co., Ltd., 351-1 Nishi-Yokote-machi, Takasaki 370-0021, Japan, March 2009 to Present.

Name and Position, Business Address (if applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Hisashi Kuroda Operating Officer & Director, Corporate Finance and Accounting Department (In Charge of IT)

Operating Officer & Director, Corporate Finance and Accounting Department (In Charge of IT), October 2012 to Present.

Deputy Director of Product Safety and Quality Assurance Center, Taiho Pharmaceutical Co., Ltd., 1-27 Kandanishiki-cho, Chiyoda-ku, Tokyo 101-0054, Japan, April 2012 to September 2012.

General Manager, Regulatory Affairs Department, Taiho Pharmaceutical Co., Ltd., 1-27 Kandanishiki-cho, Chiyoda-ku, Tokyo 101-0054, Japan, October 2010 to March 2012.

Director, IT Department, Taiho Pharmaceutical Co., Ltd., 1-27 Kandanishiki-cho, Chiyoda-ku, Tokyo 101-0054, Japan, April 2008 to September 2010.

Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

If delivering by mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	If delivering by hand or courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th floor

New York, New York 10022

Stockholders may call toll free: (877) 825-8772

Banks and Brokers may call collect: (212) 750-5833